Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

OLO INC.,

PROJECT HOSPITALITY PARENT, LLC

and

PROJECT HOSPITALITY MERGER SUB, INC.

July 3, 2025

TABLE OF CONTENTS

2

3

Exhibit A – Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

Exhibit B – Form of By-laws of the Surviving Corporation

Exhibit C – Form of Support Agreement

4

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated July 3, 2025, is entered into by and among Olo Inc., a Delaware corporation (the “Company”), Project Hospitality Parent, LLC, a Delaware limited liability company (“Parent”), and Project Hospitality Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to each party’s willingness to enter into this Agreement, (i) Thoma Bravo Discover Fund IV, L.P., a Delaware limited partnership (the “Equity Investor”) is entering into an equity financing commitment letter in favor of Parent (the “Equity Commitment Letter”), pursuant to which the Equity Investor has committed, subject to the terms and conditions therein, to (a) invest in Parent the amounts set forth therein, and (b) guarantee in favor of the Company certain payment obligations of Parent and Merger Sub under this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting;

WHEREAS, the board of managers of Parent has unanimously approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the board of directors of Merger Sub has unanimously (a) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and directed that such matter be submitted for consideration of the sole stockholder of Merger Sub;

WHEREAS, substantially concurrently with the delivery of this Agreement and as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the Company stockholders (the “Supporting Stockholders”) have entered into support agreements with the Company, Parent and Merger Sub, substantially in the form attached hereto as Exhibit C, pursuant to which, among other things, the Supporting Stockholders have agreed to vote in favor of the transaction contemplated by this Agreement (the “Support Agreements”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01       Definitions.

(a)          As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality and use terms not materially less restrictive in the aggregate to the counterparty thereto than the confidentiality and use terms of the Confidentiality Agreement (it being agreed that such confidentiality agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making, or amendment, of any Acquisition Proposal); provided, however, that such confidentiality agreement does not contain provisions that prohibit the Company from complying with the provisions of Article 6.  Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company relating to a potential acquisition of, or business combination with, the Company shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement for all purposes under this Agreement.

“Acquisition Proposal” means any offer or proposal from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by, or issuance to, any Third Party, directly or indirectly, of 20% or more of any class of outstanding voting or equity securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of outstanding voting or equity securities of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iv) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company, pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity of such transaction or (v) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, provided that, the Supporting Stockholders shall not be deemed to be an “Affiliate” of the Company or any of its Subsidiaries.

“Aggregate Merger Consideration” means the sum of the aggregate per share Merger Consideration, plus the aggregate Option Payments, plus the aggregate Vested RSU Payments, plus the aggregate Vested PSU Payments.

“Anti-Money Laundering Laws” means the applicable anti-money laundering statutes, and the regulations thereunder, of any jurisdiction in which the Company or any of its Subsidiaries conducts business or is located, including, without limitation, the US Money Laundering Control Act of 1986, the Bank Secrecy Act of 1970, and the USA PATRIOT Act of 2001 (as amended and updated) and their implementing regulations.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914 and all other applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon and applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York are authorized or required by Applicable Law to close.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2025 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2025.

“Company Balance Sheet Date” means March 31, 2025.

“Company Board” means the Board of Directors of the Company.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and delivered to Parent and Merger Sub prior to or simultaneously with the execution of this Agreement.

“Company Employee Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) each employment, severance, retention or change in control contract, plan, arrangement, or policy and (iii) each other material plan or arrangement providing for compensation (including variable cash compensation and commissions), bonuses, profit-sharing, stock options or other stock-related rights or other forms of incentive or deferred compensation, health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits, and post-employment or retirement benefits (including compensation, pension, health, medical, or life insurance benefits), other than any such offer letter that is substantially similar to the form of offer letter Made Available to Parent and terminable “at will” (or following a notice period imposed by Applicable Law) without any contractual obligation on the part of the Company or any Subsidiary of the Company to make any severance, termination, change in control, or similar payment, and other than any such contract, plan, arrangement, or policy that is statutorily mandated and exclusively maintained by a Governmental Authority in a non-U.S. jurisdiction, which, in each case of clauses (i) through (iii), is maintained, administered or contributed to by the Company or any Subsidiary of the Company for the benefit of any current or former employee, director, or consultant of the Company or any Subsidiary of the Company or for which the Company or any Subsidiary of the Company has any current or contingent liability or obligation.

“Company Equity Awards” means the Company Stock Options, the Company RSUs and the Company PSUs.

“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Company Financial Advisor” means Goldman Sachs & Co. LLC (“Goldman Sachs”) or another independent financial advisor of nationally recognized reputation.

“Company Material Adverse Effect” means any change, event, occurrence, facts, condition, circumstance, development or effect (each, an “Effect”) that, individually or in the aggregate with such other Effects has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following (alone or in combination) shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(A)        the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the Merger or the other transactions contemplated by this Agreement (including any litigation or any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, investors, contractors, lenders, customers, technology and other partners, suppliers, vendors, Governmental Authorities or other Third Parties related thereto (provided that this clause (A) shall not apply to any representation or warranty set forth in Section 4.03 or Section 4.04));

(B)         the identity of Parent or any of its Affiliates as the acquiror of the Company, or any facts or circumstances concerning Parent or any of its Affiliates, including any communication by any of them regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees;

(C)        any change in economic, market, business, financial, commodity, credit, debt, securities, derivatives or capital market conditions in the United States or in any other country or region in the world, including inflation, labor shortages, interest rates, foreign exchange or exchange rates, tariffs, trade wars and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any security exchange or over-the-counter market;

(D)         general conditions in any industry in which the Company and its Subsidiaries operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world, or changes therein;

(E)         any changes or proposed changes in GAAP or other accounting standards (or the enforcement or interpretation thereof);

(F)       (a) any changes or proposed changes in Applicable Law (or the enforcement or interpretation thereof), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any law, regulation or policy (or the enforcement or interpretation thereof) by any Governmental Authority, or any panel or advisory body empowered or appointed thereby or (b) any effect arising out of or resulting from the Inflation Reduction Act of 2022, or any changes or proposed changes thereto;

(G)         the taking of any action, or refraining from taking any action, in each case at the written direction of Parent or Merger Sub, or the taking of any action, or failure to take any action, by Parent, Merger Sub or any of their Affiliates;

(H)         any Transaction Litigation or any demand or Proceeding for appraisal or the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

(I)         any outbreak, continuation or escalation of acts of terrorism, hostilities, sabotage or war (whether or not declared, including the Russian-Ukrainian and Israeli-Palestinian conflicts, and escalations and effects thereof), hurricanes, volcanoes, tornados, floods, earthquakes, tsunamis, mudslides, weather-related events, epidemics, pandemics (including COVID-19), plagues, other outbreaks of illness or public health events, fires or natural or man-made disaster or act of God, including any worsening of such conditions existing as of the date hereof;

(J)          the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation;

(K)       any failure by the Company to meet, or changes to, internal or analysts’ estimates, projections, expectations, budgets or forecasts of operating statistics, revenue, earnings, cash flow or any other financial or performance measures (whether made by the Company or any Third Parties), any change in the Company’s credit ratings, or any change in the price or trading volume of shares of Class A Common Stock (it being understood that the underlying causes of such failures or changes in this clause (K) may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such underlying cause would otherwise be excepted by this definition); or

(L)         any matters set forth in the Company Disclosure Schedule;

provided that in the case of clauses (C), (D), (E), (F) and (I), such effect may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, in which case only the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company PSU” means each restricted stock unit granted under any Company Stock Plans or otherwise whose vesting as of immediately prior to the Effective Time is conditioned in full or in part based on achievement of performance-based goals or metrics.

“Company Return” means any income or other material Tax Return of the Company or any of its Subsidiaries.

“Company RSU” means each restricted stock unit granted under any Company Stock Plans or otherwise whose vesting as of immediately prior to the Effective Time is conditioned solely on service-based vesting conditions.

“Company Stock Option” means each option to purchase shares of Company Common Stock outstanding under any Company Stock Plan or otherwise.

“Company Stock Plans” means the Company’s 2021 Equity Incentive Plan, the Company’s 2015 Equity Incentive Plan and the Company’s 2005 Equity Incentive Plan, in each case, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Company Termination Fee” means an amount equal to $73,725,000; provided that, if the Company receives a Superior Proposal following the date hereof, and Parent subsequently provides a written proposal to the Company Board that includes an increase to the Merger Consideration in response to such Superior Proposal in accordance with Section 6.03, the “Company Termination Fee” shall automatically increase to an amount that is 3.75% of the aggregate implied equity value of the Company based on such revised Merger Consideration proposed by Parent.

“Contract” means any legally binding contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any further epidemics or pandemics arising therefrom.

“Damages Commitment” means the “Damages Commitment” as set forth in the Equity Commitment Letter.

“Environmental Law” means any Applicable Law concerning pollution, human health or safety or protection of the natural environment, including any such Applicable Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Substance.

“Environmental Permits” means any Governmental Authorizations issued under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Ex-Im Laws” means all applicable U.S. and non-U.S. laws, statutes, ordinances, rules, regulations, judgments, writs, decrees and orders of any Governmental Authority relating to export, reexport, transfer, retransfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or trans-governmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” means, with respect to any Person, all licenses, registrations, qualifications, clearances, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant, toxic substance, hazardous waste, hazardous material, hazardous substance, petroleum or petroleum-containing product, asbestos-containing material, per- and polyfluoroalkyl substances, or polychlorinated biphenyl, as listed or regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-the-Money Company Stock Option” means any Company Stock Option (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the Effective Time and that has a per share exercise price that is less than the Merger Consideration.

“Indebtedness” means, as to the Company and its Subsidiaries, without duplication, all (i) indebtedness of the Company or any of its Subsidiaries for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest thereon), (ii) obligations of the Company or any of its Subsidiaries evidenced by bonds, notes or debentures, (iii) indebtedness of the Company and its Subsidiaries evidenced by letters of credit to the extent drawn and not cash collateralized, (iv) obligations of the Company or any of its Subsidiaries under leases required to be capitalized under GAAP (but excluding the effects of Financial Accounting Standards Board Accounting Standard Codification 842), (v) obligations of the Company or any of its Subsidiaries in respect of interest rate and currency obligation swaps and hedging arrangements, in each case, calculated as if the applicable swap or hedging arrangement was terminated at the Effective Time, (vi) liabilities related to the deferred purchase price of property or services (including any earn-outs, contingent payments, seller notes or other similar obligations), and (vii) obligations of the Company or any of its Subsidiaries to guarantee the types of payment obligations set forth in clauses (i) through (iii) above on behalf of any Person other than the Company or its Subsidiaries; provided that, notwithstanding the foregoing or anything else to the contrary in this Agreement and for clarification, Indebtedness shall not include (A) any letters of credit to the extent not drawn (or otherwise cash collateralized), (B) surety bonds, performance bonds or other bonds to the extent not drawn (or otherwise cash collateralized), (C) any intercompany indebtedness among the Company and its Subsidiaries (including between Subsidiaries), (D) deferred rent arising from free rental periods at the beginning of any lease, (E) any prepaid amounts, customer deposits or deferred revenue, (F) trade payables or other current liabilities in the ordinary course of business, (G) obligations under operating leases, (H) any fees, costs and expenses to the extent incurred by or at the written direction of Parent or Merger Sub relating to Parent’s, Merger Sub’s or any of their respective Affiliates’ financing (including, without limitation, the Equity Financing or any Debt Financing) for the transactions contemplated by this Agreement or any other liabilities or obligations incurred by Parent, Merger Sub or any of their respective Affiliates in connection with the transactions contemplated by this Agreement or otherwise, (I) short-term deferred revenues, (J) any Taxes, (K) obligations arising under revenue sharing agreements or conditional sale obligations or (L) any fees, costs and expenses incurred pursuant to Section 6.17.

“Knowledge of the Company” means the actual knowledge of each of the individuals identified in Section 1.01(a) of the Company Disclosure Schedule assuming reasonable inquiry of such individual’s direct reports primarily responsible for such matters.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Made Available” means that such information, document or material was: (i) publicly available on the SEC EDGAR database prior to the execution of this Agreement; (ii) delivered to Parent or Parent’s Representatives in hard copy form or via ShareFile or similar service prior to the Execution of this Agreement; or (iii) made available for review by Parent or Parent’s Representatives prior to the execution of this Agreement in the “Project Black” virtual data room hosted by Intralinks and maintained by or on behalf of the Company in connection with the transactions contemplated by this Agreement.

“Member Bank” means a depository institution that (i) as a member of a Payment Network, is authorized by such Payment Network to enter, initiate, or receive transactions into (or from) such Payment Network’s authorization and settlement systems or (ii) provides deposit or custody accounts that facilitate the transactions contemplated in clause (i) above or otherwise holds funds to facilitate the issuance and settlement of checks or similar payment instruments on behalf of the Company or any of its Subsidiaries, any customers of the Company or any of its Subsidiaries or other third parties.

“NYSE” means the New York Stock Exchange.

“Out-of-the-Money Company Stock Option” means any Company Stock Option (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the Effective Time and that has a per share exercise price equal to or greater than the Merger Consideration.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, or ruling enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator of competent jurisdiction that is binding upon or applicable to such Person or its property.

“Parent Material Adverse Effect” means any event, change, occurrence, development or state of circumstances that, individually or in the aggregate, would reasonably be expected to prevent the consummation of the Merger and the other transactions contemplated by this Agreement.

“Payment Network” means Mastercard International, Incorporated (including its subsidiaries), Visa Inc. (including its subsidiaries), Discover Financial Services, LLC, American Express, National Automated Clearinghouse Association (NACHA), and any other card association, application, ledger or exchange that facilitates holding or transferring funds, electronic payments or funds transfer network, or similar organization or association having clearing or oversight responsibilities.

“Payment Network Rules” means the rules, regulations, bylaws, guidelines, standards, policies, manuals, or procedures or published written guidance or requirements of, or applicable to, any Payment Network, including with respect to the processing or handling of payment information or collection, settlement, processing or remittance of electronic payments or funds transfers.

“Permit” means any permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes, assessments, utilities or other governmental charges or levies that are (A) not yet due and payable (or are due and payable without penalty) or (B) being contested in good faith and for which appropriate reserves have been established by the Company in accordance with GAAP, (iii) customary interests of lessors and sublessors of any leased properties and other statutory Liens in favor of lessors and sublessors, (iv) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (v) requirements and restrictions of zoning, building and other laws which are not violated by the current use or occupancy of such property, (vi) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension programs and similar obligations, (vii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto, (viii) nonexclusive licenses and sublicenses of Intellectual Property granted in the ordinary course of business, (ix) Liens imposed by any applicable loan agreements or indentures, (x) Liens that do not materially adversely affect the use of or impair the value of the asset or property subject to such Liens, (xi) any Lien incurred in the ordinary course of business since the Company Balance Sheet Date, (xii) any Liens that would be discharged or released at or prior to the Closing, and (xiii) any Lien securing capital lease obligations or purchase money debt.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, charge, complaint, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.

“Processor” means any Person authorized by a Payment Network to provide credit, debit, funds transfer or other electronic payment processing services to the Company or any of its Subsidiaries or on behalf of the Company or any of its Subsidiaries to customers of the Company or its Subsidiaries.

“Purchase Period” means the “purchase period”  set forth in the Company ESPP.

“Representatives” means, with respect to any Person, the directors, officers, employees, advisors, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting solely in such capacity.

“Sanctioned Country” means any country or region or government thereof that is, or has been since April 24, 2019, the subject or target of Sanctions or a comprehensive embargo under Trade Control Laws (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and the non-government controlled areas of the Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of Sanctions or restrictions under Trade Control Laws including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other sanctions- or export-related restricted party list maintained by OFAC, the U.S. Department of Commerce Bureau of Industry and Security (“BIS”), or the U.S. Department of State; (ii) any Person located, organized, or ordinarily resident in a Sanctioned Country; or (iii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or, as applicable, otherwise controlled by a Person or Persons described in clauses (i) or (ii).

“Sanctions” means all applicable U.S. and non-U.S. laws, statutes, ordinances, rules, regulations, judgments, writs, decrees and orders of any Governmental Authority relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC, BIS or the U.S. Department of State), His Majesty’s Treasury of the United Kingdom, the European Union and the United Nations Security Council.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof.

“Superior Proposal” means any bona fide written Acquisition Proposal not solicited in violation of Section 6.02 that the Company Board or any committee thereof determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the Acquisition Proposal (including the certainty of, and the expected length of time to, closing and the form of consideration (and the risk of fluctuation in the value thereof)) and the Third Party making the Acquisition Proposal, would, if consummated, result in a transaction that is more favorable to the Company’s stockholders than the Merger (including any revisions to the terms of this Agreement and the Equity Commitment Letter proposed by Parent in writing prior to the time of such determination); provided, however, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20% or more” or “less than 80%” shall be deemed to be references to “more than 50%” or “less than 50%”, respectively.

“Tax” means any tax or other like governmental assessment or charge, duty, fee or liability in the nature of a tax (including withholding required by applicable tax law on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount with respect thereto.

“Tax Return” means any report, return, document, declaration or other information filed or required to be filed with or supplied to a Taxing Authority, including information returns and any document accompanying payments of estimated Taxes.

“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Transaction Litigation” means any claim, demand or Proceeding (including any class action or derivative litigation) asserted, commenced or threatened by, on behalf of or in the name of, against or otherwise involving Parent, Merger Sub, the Company, the Company Board, any committee thereof and/or any of Parent’s or the Company’s directors or officers relating directly or indirectly to this Agreement, the Merger or any related transaction (including any such claim, demand or Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any related transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of its Subsidiaries), in each case other than any Proceeding solely among the parties hereto or their respective Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury and the Internal Revenue Service.

“Unvested Company PSU” means each Company PSU that is outstanding as of immediately prior to the Effective Time and not a Vested Company PSU.

“Unvested Company RSU” means each Company RSU that is outstanding as of immediately prior to the Effective Time and not a Vested Company RSU.

“Vested Company PSU” means each Company PSU that is outstanding and vested as of immediately prior to the Effective Date or that vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the transactions contemplated herein (including, for the avoidance of doubt, any Company PSU (if any) for which the applicable vesting condition is met prior to or as a result of the consummation of the transactions contemplated herein).

“Vested Company RSU” means each Company RSU that is outstanding and vested as of immediately prior to the Effective Date or that vests in accordance with its terms as in effect as of the date hereof as a result of the consummation of the transactions contemplated herein.

“Willful and Material Breach” means a material breach that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such act, or the failure to cure such breach, would cause or constitute such material breach.

(b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(a)
Agreement	Preamble
Anti-Corruption Laws	4.13(a)
Capitalization Date	4.05(a)
Cash Replacement PSU Amounts	2.06(e)
Cash Replacement RSU Amounts	2.06(c)
Certificate of Merger	2.02(a)
Certificates	2.04(a)
Class A Common Stock	2.03(a)
Class B Common Stock	2.03(a)
Closing	2.01
Company	Preamble
Company Board	Recitals
Company Common Stock	2.03(a)
Company Intellectual Property	4.20(i)(i)
Company Leased Real Property	4.21(b)
Company Preferred Stock	4.05(a)
Company Recommendation	4.02(b)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Confidentiality Agreement	6.18
Continuing Employee	6.07(a)
Copyrights	4.20(i)(ii)(C)
Current Premium	6.11(a)
Data Requirements	4.22
Debt Financing	6.17(c)
Delaware Courts	9.07
DGCL	Recitals
Divestiture Action	6.12(d)
DOJ	6.12(b)
Effective Time	2.02(b)
End Date	8.01(b)
Equity Award Holders	2.06(f)
Equity Commitment Letter	Recitals
Equity Financing	5.08
Equity Financing Purposes	5.08
Equity Investor	Recitals
Excluded Benefits	6.07(a)
Final Exercise Date	2.06(g)
Financing Indemnitees	6.17(e)
FTC	6.12(b)
Indemnified Party	6.11(b)
Indemnified Party Proceeding	6.11(b)

Term	Section
Intellectual Property	4.20(i)(ii)
Interim Period	6.17(c)
Intervening Event	6.03(b)(i)
IT Systems	4.20(h)
Marks	4.20(i)(ii)(B)
Material Contract	4.14(b)
Merger	Recitals
Merger Consideration	2.03(a)
Merger Sub	Preamble
Notice of Intervening Event	6.03(b)(iii)(A)
Notice of Superior Proposal	6.03(b)(ii)(A)
Open Source Software	4.20(i)(iii)
Option Payments	2.06(a)
Organizational Documents	4.01
Other Required Company Filing	6.04(b)
Parent	Preamble
Parent Benefit Plan	6.07(c)
Parent Related Parties	9.04(c)(i)
Patents	4.20(i)(ii)(A)
Payment Agent	2.04(a)
Payment Fund	2.04(a)
Personal Information	4.22
Proxy Statement	6.04(b)
Required Financial Information	6.17(c)
Required Permits	4.26
Security Incidents	4.20(h)
Solvent	5.09
Stockholder Approval	4.02(c)
Stockholder Meeting	6.04(a)
Supporting Stockholders	Recitals
Surviving Corporation	2.02(c)
Third Party Rights	4.20(c)
Top Customers	4.14(a)(ii)
Top DSPs	4.14(a)(iv)
Top Vendors	4.14(a)(iii)
Trade Control Laws	4.13(c)
Trade Secrets	4.20(i)(ii)(D)
Union	4.17(b)
Vested Equity Award Payments	2.06(d)
Vested PSU Payments	2.06(d)
Vested RSU Payments	2.06(b)

Section 1.02       Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  The words “or”, “nor” and words of like import shall not be exclusive.  References to “executive officer” shall refer to such term as defined in Rule 3b-7 under the Exchange Act.  References to any Person include the successors and permitted assigns of that Person.  References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended from time to time.  References to “$” and “dollars” are to the currency of the United States.  References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.  Accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP as applied by the Company.  References to “ordinary course” or “ordinary course of business” refers to the ordinary course of business of the Company and its Subsidiaries that is consistent with past practice, including with respect to time, frequency and magnitude. Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified.

ARTICLE 2
THE MERGER

Section 2.01      The Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto.  The Closing will take place by electronic exchange of documents.

Section 2.02       The Merger.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL.

(b)         The Merger shall become effective on such date and at such time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware, or at such later time and date as may be agreed by the parties hereto in writing and specified in the Certificate of Merger (the “Effective Time”).

(c)          At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.  The Merger shall have the effects set forth in this Agreement and specified in the DGCL.

Section 2.03       Conversion of Shares.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub or the Company:

(a)         except as otherwise provided in Section 2.03(b) or Section 2.05, or as by and between Parent and a particular stockholder, each share of Class A common stock of the Company, par value $0.001 per share (the “Class A Common Stock”), and each share of Class B common stock of the Company, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”), that is issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $10.25 in cash without interest (the “Merger Consideration”).  As of the Effective Time, all such shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Agreement;

(b)        each share of Company Common Stock held in the treasury of the Company or any of its Subsidiaries and any shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c)          each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04       Surrender and Payment.

(a)         Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”) for the purpose of exchanging for the Merger Consideration certificates representing shares of Company Common Stock (the “Certificates”); provided, however, that any references herein to “Certificates” are deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock.  Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Payment Agent the aggregate per share Merger Consideration (the “Payment Fund”).  To the extent such fund diminishes for any reason below the level required to make prompt payment of the Merger Consideration, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Payment Agent as directed by Parent; provided that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of Merger Consideration payable hereunder, and following any losses Parent shall promptly provide additional funds to the Payment Agent in the amount of any such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days, or guaranteed by, and backed by the full faith and credit of, the United States.  Any and all interest or other amounts earned with respect to such funds shall become part of the Payment Fund.  The Payment Fund shall not be used for any other purpose.  The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Payment Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Merger Consideration in respect of such shares of Company Common Stock.

(b)         Promptly after the Effective Time, and in any event no later than three (3) Business Days after the Effective Time, Parent shall send, or shall cause the Payment Agent to send, to each record holder of shares of Company Common Stock at the Effective Time whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.03(a) a letter of transmittal and instructions in forms reasonably satisfactory to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates pursuant to Section 2.08 to the Payment Agent) for use in such exchange).  Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the shares of Company Common Stock represented by a Certificate, within two (2) Business Days, upon (i) surrender to the Payment Agent of a Certificate, together with a duly completed and validly executed letter of transmittal, or (ii) receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of shares of Company Common Stock, and, in each case, delivery to the Payment Agent of such other documents as may reasonably be requested by the Payment Agent.  Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.  No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate.

(c)        If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Payment Agent any transfer Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Payment Agent that such Tax has been paid or is not payable.

(d)        All Merger Consideration paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided for, and in accordance with the procedures set forth, in this Article 2.

(e)          If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Payment Agent, including, if necessary, the posting by such Person of a bond, in such customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Payment Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

(f)          Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration.

Section 2.05       Dissenting Shares.  Notwithstanding Section 2.03 or Section 2.04, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to payment of the appraised value of such shares in accordance with Section 262 of the DGCL, following which such shares shall automatically be canceled and shall cease to exist; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.03(a), without interest thereon, upon surrender of such Certificate formerly representing such share in accordance with Section 2.04.  The Company shall provide Parent prompt written notice and copies of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands.  Subject to the previous sentence, the Company shall enforce any contractual waivers that holders of Company Common Stock have granted regarding the waiver of appraisal or dissenter rights that apply to the Merger.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands, or agree to do any of the foregoing.

Section 2.06       Company Equity Awards.

(a)         At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders thereof, each In-the-Money Company Stock Option, all of which are vested and exercisable as of the date hereof, that is outstanding and unexercised as of immediately prior to the Effective Time, shall be cancelled and extinguished as of the Effective Time and, in exchange therefor, each such holder of any such In-the-Money Company Stock Option shall have the right to receive solely an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per share exercise price of such In-the-Money Company Stock Option, by (ii) the aggregate number of shares of Company Common Stock underlying such In-the-Money Company Stock Option as of immediately prior to the Effective Time (such product, the “Option Payments”).  From and after the Effective Time, the holder of any canceled In-the-Money Company Stock Option shall only be entitled to receive the Option Payment in respect of such canceled In-the-Money Company Stock Option. All payments provided pursuant to this Section 2.06(a) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08. At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders thereof, each Out-of-the-Money Company Stock Option shall be automatically cancelled without payment of any consideration.

(b)        At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders thereof, each outstanding Vested Company RSU shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each such holder of any such Vested Company RSU shall have the right to receive solely an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the aggregate number of shares of Company Common Stock subject to such Vested Company RSUs as of immediately prior to the Effective Time  (such product, the “Vested RSU Payments”).  From and after the Effective Time, the holder of any canceled Vested Company RSU shall only be entitled to receive the Vested RSU Payment in respect of such canceled Vested Company RSU; provided that such payment shall be made at such other time or times following the Effective Time consistent with the terms of the Vested Company RSU to the extent necessary to preserve the income Tax treatment of such Vested Company RSUs and as required in order to comply with Section 409A of the Code, if necessary. All payments provided pursuant to this Section 2.06(b) shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08.

(c)          At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders thereof, each outstanding Unvested Company RSU shall be cancelled and extinguished as of the Effective Time and replaced with a contingent right to receive solely an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the aggregate number of shares of Company Common Stock subject to such Unvested Company RSUs as of immediately prior to the Effective Time  (such product, the “Cash Replacement RSU Amounts”), which Cash Replacement RSU Amounts will, subject to the holder’s continued service with Parent or its Subsidiaries (including, following the Effective Time, the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company RSUs for which such Cash Replacement RSU Amounts were exchanged would have vested and been payable pursuant to their terms. All Cash Replacement RSU Amounts will have the same terms and conditions (including with respect to vesting and any forfeiture or other provisions applicable upon a termination of employment or otherwise) as applied to the Unvested Company RSU for which they were exchanged, except for terms rendered inoperative by reason of the consummation of the transactions contemplated herein or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement RSU Amounts. The cancellation of Unvested Company RSUs as provided in this Section 2.06(c) shall be deemed the termination, and satisfaction in full, of any and all rights the holder had or may have had in respect of such Unvested Company RSUs, except for the contingent right to receive the applicable Cash Replacement RSU Amounts in accordance with this Section 2.06(c).

(d)         At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders thereof, each outstanding Vested Company PSU shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each such holder of any such Vested Company PSUs shall have the right to receive solely an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the aggregate number of shares of Company Common Stock subject to such Vested Company PSUs as of immediately prior to the Effective Time (with such number of shares of Company Common Stock subject to such Company PSUs determined in good faith by the Company Board (or, if appropriate, any committee administering the Company Stock Plans) as of immediately prior to the Effective Time by deeming the performance metrics of such Company PSUs achieved at actual levels of performance effective as of the Effective Time) (such amounts payable hereunder, the “Vested PSU Payments,” and together with the Option Payments and the Vested RSU Payments, the “Vested Equity Award Payments”).  From and after the Effective Time, the holder of any canceled Vested Company PSUs shall only be entitled to receive the Vested PSU Payment in respect of such canceled Vested Company PSU; provided that such payment shall be made at such other time or times following the Closing consistent with the terms of the Vested Company PSU to the extent necessary to preserve the income tax treatment of such Vested Company PSUs and as required in order to comply with Section 409A of the Code, if necessary.

(e)          At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders thereof, each outstanding Unvested Company PSU shall be cancelled and extinguished as of the Effective Time and replaced with a contingent right to receive solely an amount in cash, without interest thereon and subject to applicable withholding Taxes, equal to the product obtained by multiplying (i) the Merger Consideration by (ii) the aggregate number of shares of Company Common Stock subject to such Unvested Company PSUs as of immediately prior to the Effective Time (such product, the “Cash Replacement PSU Amounts”), which Cash Replacement PSU Amounts will, subject to the holder’s continued service with Parent or its Subsidiaries (including, following the Effective Time, the Surviving Corporation or its Subsidiaries) through the applicable vesting dates, vest and be payable at the same time as the Unvested Company PSUs for which such Cash Replacement PSU Amounts were exchanged would have vested and been payable pursuant to their terms; provided, that to the extent any Unvested Company PSU remains outstanding and subject to such performance vesting conditions as of immediately prior to the Effective Time, the performance metrics of such Unvested Company PSU will be deemed achieved at actual levels of performance effective as of the Effective Time, to be measured with pro-ration based on the portion of the performance period that has elapsed prior to the Effective Time, in good faith by the Company Board (or, if appropriate, any committee administering the Company Stock Plans) as of immediately prior to the Effective Time. All Cash Replacement PSU Amounts will have the same terms and conditions (including with respect to time-based vesting and any forfeiture or other provisions applicable upon a termination of employment or otherwise) as applied to the Unvested Company PSU for which they were exchanged, except for terms rendered inoperative by reason of the consummation of the transactions contemplated herein or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement PSU Amounts. The cancellation of Unvested Company PSUs as provided in this Section 2.06(e) shall be deemed the termination, and satisfaction in full, of any and all rights the holder had or may have had in respect of such Unvested Company PSUs, except for the contingent right to receive the applicable Cash Replacement PSU Amounts in accordance with this Section 2.06(e).

(f)         At or prior to the Closing, Parent shall deposit, or shall cause to be deposited, funds sufficient to pay the aggregate Vested Equity Award Payments owed to all holders of In-the-Money Company Stock Option, Vested Company RSUs and Vested Company PSUs (collectively, the “Equity Award Holders”) to an account identified by the Company prior to the Effective Time (except to the extent the Company has sufficient unrestricted cash to make such payments).  The Option Payments, Vested RSU Payments and Vested PSU Payments described in this Section 2.06 shall be made by the Surviving Corporation at the next regularly scheduled payroll date following the Effective Time, without interest, to all Equity Award Holders in respect of In-the-Money Company Stock Options, Vested RSUs and Vested PSUs that are cancelled and converted pursuant to this Section 2.06.  All payments provided pursuant to this Section 2.06 shall be made through the Surviving Corporation’s payroll or equity award maintenance systems, subject to withholding in accordance with the provisions of Section 2.08.

(g)        As soon as practicable following the date hereof, the Company Board (or, if appropriate, any committee administering the Company ESPP) shall adopt such resolutions and take such other actions as may be required under the Company ESPP or applicable Law to ensure that, with respect to the Company ESPP: (i) except for the Purchase Period under the Company ESPP in effect as of the date hereof, the Company ESPP shall be suspended such that no new Purchase Periods shall be authorized or commence after the date of this Agreement and no Purchase Period in existence under the Company ESPP on the date of this Agreement shall be extended beyond its current end date, (ii) no new participants will be permitted to enroll or commence participation in the Company ESPP after the date of this Agreement, (iii) no Company ESPP participant will be permitted to increase such participant’s payroll deduction election or contribution rate in effect as of the date of this Agreement or to make separate non-payroll contributions on or following the date of this Agreement, (iv) each Purchase Period in effect as of the date of this Agreement will end on the earlier of (A) its regular end date and (B) such date as the Company determines in its sole discretion (provided that such date shall be no later than the date that is five (5) calendar days prior to the Effective Time (the “Final Exercise Date”)), (v) each Company ESPP participant’s accumulated contributions under the Company ESPP for any Purchase Period in effect as of immediately prior to the Final Exercise Date shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP as of the Final Exercise Date, and (vi) contingent upon the occurrence of the Effective Time, the Company ESPP shall terminate effective as the date immediately prior to the Effective Time, but subsequent to the exercise of purchase rights on the Final Exercise Date (in accordance with the terms of the Company ESPP) and no further rights shall be granted or exercised under the Company ESPP thereafter.  All shares of Company Common Stock purchased on the Final Exercise Date shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of Section 2.03(a).

(h)         As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans or Company ESPP) shall adopt such resolutions and take such other actions necessary to (i) effect the treatment of the Company Equity Awards and the Company ESPP upon the Effective Time pursuant to, or otherwise give effect to, this Section 2.06, and (ii) terminate the Company Stock Plans in all respects except as provided herein as of the Effective Time (but subject to the consummation of the Merger). Prior to the Effective Time, the Company shall provide Parent with evidence that such actions set forth in this Section 2.06 were completed.

Section 2.07    Adjustments.  If, during the period between the date hereof and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted; provided, however, that nothing in this Section 2.07 shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

Section 2.08      Withholding Rights.  Each of Parent, Merger Sub, the Surviving Corporation and the Payment Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law or under any agreement between the Company and the Person entitled to such payment.  To the extent that amounts are so deducted and withheld and are paid to the applicable Taxing Authority by Parent, Merger Sub, the Surviving Corporation or the Payment Agent, as the case may be, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Payment Agent, as the case may be, made such deduction and withholding. The parties hereto shall cooperate in good faith to attempt to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.09       No Future Dividends or Distributions.  No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time will be paid to the holder of any Company Common Stock with respect to such Company Common Stock.

ARTICLE 3
THE SURVIVING CORPORATION

Section 3.01      Certificate of Incorporation.  At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth in Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 6.11, amended in accordance with Applicable Law.

Section 3.02       By-laws.  The Company Board will take such actions as are reasonably necessary to cause the by-laws of the Company to be amended and restated at the Effective Time to read in their entirety as set forth in Exhibit B, and as so amended and restated shall be the by-laws of the Surviving Corporation until, subject to Section 6.11, amended in accordance with Applicable Law.

Section 3.03       Directors and Officers.  Parent and the Company will take such actions as are reasonably necessary such that, from and after the Effective Time, until the earlier of their death, resignation, removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and Applicable Law, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents (other than information that is contained (i) solely in the risk factors sections of such Company SEC Documents, except to the extent such information consists of factual and/or historical statements, (ii) in any forward-looking statements in such Company SEC Documents that are of a nature that they speculate about future developments and (iii) in any other section thereof to the extent such disclosures are not a statement of fact and are general and cautionary, speculative, predictive or forward-looking in nature); provided that nothing disclosed in any Company SEC Document shall be deemed to modify or qualify the representations or warranties set forth in Section 4.05 or Section 4.09(b), or (b) as set forth in the Company Disclosure Schedule (it being agreed that disclosure of any item in any Section or Subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other Section or Subsection of the Company Disclosure Schedule to which such information reasonably relates on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.01      Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  The Company has Made Available to Parent complete and correct copies of the certificate of incorporation and by-laws of the Company as currently in effect (“Organizational Documents”) and the Company is not in violation in any material respect of its Organizational Documents.

Section 4.02       Corporate Authorization.

(a)         The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company.  Assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

(b)          The Company Board at a duly held meeting has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Recommendation”), which Company Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof, and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting.

(c)          The only votes or actions of holders of capital stock of the Company, or any class or series of capital stock of the Company, necessary to adopt this Agreement are (i) the adoption of this Agreement by the holders of a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote thereon, voting as a single class and (ii) the approval of the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock entitled to vote thereon, voting separately as a class (such votes or actions, collectively, the “Stockholder Approval”).

Section 4.03     Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any other applicable Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or the rules or regulations of NYSE, and (iv) any actions or filings the absence of which would not reasonably be expected to (A) have, individually or in the aggregate, a Company Material Adverse Effect or (B) prevent the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 4.04       Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both): (i) result in any violation or breach of any provision of the certificate of incorporation or by-laws of the Company; (ii) assuming compliance with the matters referred to in Section 4.03 and that the Stockholder Approval is obtained, result in a violation or breach of any provision of any Applicable Law or Order; (iii) require any consent or approval under, violate, result in any breach of or default under, result in the acceleration of any obligation under, or result in termination or give to others any right of termination of, any Material Contract; or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), (A) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (B) as would not reasonably be expected to prevent the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 4.05       Capitalization.

(a)        The authorized capital stock of the Company consists of (i) 1,700,000,000 shares of Class A Common Stock, (ii) 185,000,000 shares of Class B Common Stock and (iii) 20,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “Company Preferred Stock”).  At the close of business on July 1, 2025 (the “Capitalization Date”): (A) 120,334,155 shares of Class A Common Stock were issued and outstanding; (B) 48,653,295 shares of Class B Common Stock were issued and outstanding; (C) an aggregate of 17,509,882 shares of Company Common Stock were subject to outstanding Company Stock Options (with a weighted average exercise price of $4.06 per Share), of which 16,899,586 Shares were subject to outstanding Company Options with an exercise price per Share less than the Per Share Merger Consideration; (D) an aggregate of 7,513,475 shares of Company Common Stock were underlying outstanding Company RSUs; (E) an aggregate of 2,686,732 shares of Company Common Stock were underlying outstanding Company PSUs (assuming the target level of achievement) or 4,309,390 shares of Company Common Stock were underlying outstanding Company PSUs (assuming the level of achievement as set forth on Section 4.05(a) of the Company Disclosure Schedule); (F) no shares of Company Common Stock were held in the treasury of the Company; and (G) no shares of Company Preferred Stock were issued and outstanding.  As of the Capitalization Date, the Company has reserved (x) 36,530,553 shares of Company Common Stock for issuance pursuant to the Company Stock Plans and (y) 7,198,839 shares of Company Common Stock for issuance pursuant to the Company ESPP with aggregate contributions of $184,917 received by the Company for the current Purchase Period.  From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any shares of Company Common Stock, other than pursuant the vesting, exercise or settlement of Company Equity Awards outstanding on such date and granted prior to the Capitalization Date and disclosed in the prior sentence.

(b)        Section 4.05(b) of the Company Disclosure Schedule sets forth, as of the Capitalization Date, a complete and correct list of (i) each outstanding Company Stock Option, including the number of shares of Company Common Stock subject to such Company Stock Option, the name of the holder, the grant and expiration dates, the vesting schedule (including any vesting acceleration terms) and current vesting status, whether such Company Stock Option is intended to qualify as an “incentive stock option” under Section 422 of the Code and the exercise price per share, (ii) each outstanding Company RSU, the number of shares of Company Common Stock subject to such Company RSU, the name of the holder, the grant date, and the vesting schedule (including any vesting acceleration terms) and current vesting status and (iii) each outstanding Company PSU, the number of shares of Company Common Stock subject to such Company PSU, the name of the holder, the grant date, and the vesting schedule (including any vesting acceleration terms) and current vesting status.

(c)         Except as set forth in this Section 4.05 and for changes since the Capitalization Date resulting from the exercise or settlement of Company Equity Awards outstanding on such date and disclosed in Section 4.05(a), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in, the Company, (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company (the items in clauses (i)-(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of its Subsidiaries, except as set forth in Section 4.05(c) of the Company Disclosure Schedule.  There are no outstanding obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  No Subsidiary of the Company owns any Company Securities.

(d)          All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Company Equity Award will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable, and free of preemptive rights.

Section 4.06       Subsidiaries.

(a)          Section 4.06(a) of the Company Disclosure Schedule lists each of the Company’s Subsidiaries.  Except for securities held by the Company in connection with its ordinary course treasury investment activities and investments that are fully impaired, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect equity participation or similar interest in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interest in, any other Person. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company are owned directly or indirectly, beneficially and of record, by the Company, free and clear of all Liens and transfer restrictions, except for Permitted Liens and such Liens and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Laws. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable (where such concepts are recognized under applicable Law) and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company. There are no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Subsidiary of the Company.

(b)        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Subsidiary of the Company: (i) is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted and (ii) is duly qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification is necessary.  The Company has Made Available to Parent complete and correct copies of Organizational Documents of each Subsidiary and no Subsidiary is in violation in any material respect of its Organizational Documents.

Section 4.07       SEC Filings and the Sarbanes-Oxley Act.

(a)          The Company has Made Available to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2023 and December 31, 2024, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since December 31, 2023 and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2023 (the documents referred to in this Section 4.07(a), together with all amendments thereto, are collectively referred to as the “Company SEC Documents”).

(b)          Since December 31, 2023 through the date hereof, the Company has filed with the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed by the Company at or prior to the time so required.  As of the date hereof, no Subsidiary of the Company is required to file any report, statement, schedule, form or other document with the SEC.

(c)          As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act.

(d)          As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), no Company SEC Document filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  No Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)          As of the date hereof, (i) there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC, and (ii) to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f)          Each required form, report and document containing financial statements that has been filed with the SEC by the Company since December 31, 2023 through the date hereof was accompanied by the certifications required to be filed by the Company’s principal executive officer and principal financial officer, as applicable, pursuant to the Sarbanes-Oxley Act and, at the time of filing of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.  As of the date hereof, to the Knowledge of the Company, neither the Company, nor any current or former executive officer of the Company, has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date hereof.

Section 4.08       Financial Statements; Internal Controls.

(a)          The consolidated financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of certain information and footnotes which are not material individually or in the aggregate), (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated statements of operations, comprehensive loss, cash flows and stockholders’ equity for the periods presented therein (subject to normal recurring adjustments in the case of any unaudited interim financial statements) and (iv) to the Knowledge of the Company, there have never been any fraud or other wrongdoing that involved any of the management or other employees of the Company who have or have had a role in the preparation of the Company SEC Documents or any claim or allegation, whether written or oral, regarding any of the foregoing.

(b)        The Company’s system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors, and (iii) any unauthorized use, acquisition or disposition of the Company’s or its Subsidiaries’ assets that would materially affect the Company’s financial statements would be prevented or detected in a timely manner.  There were no material weaknesses, or significant deficiencies that in the aggregate would amount to a material weakness, identified in the management of the Company’s assessment of internal controls as of and for the year ended December 31, 2024 (nor has any such material weakness or significant deficiencies that in the aggregate would amount to a material weakness been identified since such date through the date hereof).

(c)        The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such reports.

Section 4.09       Absence of Certain Changes.  Since the Company Balance Sheet Date through the date hereof (except in connection with the transactions contemplated by this Agreement), (a) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice, (b) there has not been any event, change, occurrence, development or state of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof and prior to the Closing Date, would have been a breach of, or require the consent of Parent, under clauses (i), (ii), (v), (vii), (viii), (xi), (xii), (xiii), (xvi), (xix), (xx) or, solely with respect to the foregoing clauses, (xxii), of Section 6.01(b).

Section 4.10       No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or disclosed in the notes thereto), other than: (a) liabilities or obligations disclosed or provided for in the Company SEC Documents; (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date (none of which relate to any breach of contract, breach of warranty, tort, infringement, misappropriation or other action); (c) liabilities or obligations arising under Contracts to which the Company or any of its Subsidiaries is a party (none of which relate to any breach of contract, breach of warranty, tort, infringement, misappropriation or other action); (d) liabilities or obligations incurred in connection with the transactions contemplated by this Agreement (including the Merger); and (e) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Indebtedness of the Company and its Subsidiaries as of the date of this Agreement (including the outstanding amount thereof) is set forth in Section 4.10 of the Company Disclosure Schedule.

Section 4.11      Litigation.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof (a) there is no Proceeding pending against or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries and (b) neither the Company nor any of its Subsidiaries is subject to any outstanding Order.  As of the date hereof, to the Knowledge of the Company, there is no pending Proceeding or outstanding Order that challenges the validity or propriety, or seeks to prevent, materially impair or materially delay consummation, of the Merger.

Section 4.12       Compliance with Applicable Law.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and, since December 31, 2023, has been, in compliance with all Applicable Laws and Payment Network Rules.  Neither the Company nor any of its Subsidiaries has received any written notice since December 31, 2023 through the date hereof that remains unresolved (i) of any administrative, civil or criminal investigation or material audit by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority or Payment Network (including from any Member Bank or Processor) alleging that the Company or any of its Subsidiaries is not in compliance with any Applicable Law or Payment Network Rules, except for such notices described in clauses (i) and (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has in effect all Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted and (ii) there have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancelation of, any such Governmental Authorizations.

  Section 4.13       Certain Business Practices.

(a)          In the past three (3) years, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries, nor any of their directors, officers, nor, to the Knowledge of the Company, employees, advisors, agents and other representatives (in each case, while acting on behalf of the Company or any of its Subsidiaries), has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made or received any unlawful payment to or from foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (c) violated, directly or indirectly, any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or, as applicable, any comparable foreign law, statute, ordinance, rule, regulation, judgment, writ, decree or order of any Governmental Authority (“Anti-Corruption Laws”).

(b)          In the past three (3) years, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the operations of the Company and each of its Subsidiaries are and have been conducted in compliance with applicable financial due diligence, recordkeeping and reporting requirements of all applicable Anti-Money Laundering Laws, and no suit, action or Proceeding by or before any Governmental Authority involving each of the Company or any of its Subsidiaries, with respect to Anti-Money Laundering Laws is ongoing, pending or, to the Knowledge of the Company, threatened. Each of the Company and its Subsidiaries has instituted and maintain policies and procedures designed to promote compliance with Anti-Corruption Laws and procedures designed to promote compliance with Anti-Money Laundering Laws and is in material compliance with such policies and procedures.

(c)         Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company nor any of its Subsidiaries, nor any of their directors, officers, employees, nor, to the Knowledge of the Company, advisors, agents and other representatives (in each case, while acting on behalf of the Company or any of its Subsidiaries) is currently, or in the last three (3) years has been, (i) a Sanctioned Person; (ii) engaging in any unlawful dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iii) otherwise in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott laws, statutes, ordinances, rules, regulations, judgments, writs, decrees or, as applicable, orders of any Governmental Authority (collectively, “Trade Control Laws”).

(d)         In the past three (3) years, the Company has not, in connection with or relating to the business of the Company or any Subsidiary of the Company, received from any Governmental Authority or any Person any written notice, inquiry or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws, Anti-Money Laundering Laws or Trade Control Laws. There are no pending or, to the Knowledge of the Company, threatened claims against the Company nor any of its Subsidiaries with respect to Anti-Corruption Laws, Anti-Money Laundering Laws or Trade Control Laws.

Section 4.14       Material Contracts.

(a)          As of the date hereof, except (i) as filed as exhibits to the Company SEC Documents, (ii) for this Agreement and the other agreements entered into in connection with the transactions contemplated hereby and (iii) for Company Employee Plans set forth on Section 4.16(a) of the Company Disclosure Schedule, Section 4.14 of the Company Disclosure Schedule sets forth a list of agreements that the Company or its Subsidiaries are party to or are bound by:

(i)          that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)          that is with the twenty (20) largest customers of the Company and its Subsidiaries, taken as a whole by revenue during the fiscal year ended December 31, 2024 (as determined based on revenue recognized during the applicable time period) (such customers, the “Top Customers”);

(iii)          that is with a vendor of the Company or its Subsidiaries that resulted in an aggregate annual expenditure in excess of $1,000,000 during the fiscal year ended December 31, 2024 (such vendors, the “Top Vendors”);

(iv)          that is with a delivery service provider of the Company or its Subsidiaries that resulted in excess of $1,000,000 being invoiced (A) by such delivery service provider to the Company or its Subsidiaries or (B) by the Company and its Subsidiaries to such delivery service providers, in each case, during the fiscal year ended December 31, 2024 (such delivery service providers, the “Top DSPs”);

(v)          relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) (A) that was entered into after December 31, 2023 for aggregate consideration of more than $25,000,000 or (B) pursuant to which any potential earn-out, deferred or contingent payment obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties) or otherwise survive as of the date hereof that would reasonably expected to result in the receipt or making by the Company or any of its Subsidiaries of future payments in excess of $1,000,000;

(vi)          containing a covenant limiting in any material respect the ability of the Company or any Subsidiary of the Company to compete or engage in any line of business or to compete with any Person in any geographic area, that in each case is material to the Company and its Subsidiaries taken as a whole;

(vii)          relating to or evidencing Indebtedness of the Company or any Subsidiary of the Company in excess of $1,000,000 (excluding, for the avoidance of doubt, intercompany loans between the Company and any of its wholly-owned Subsidiaries or between or among any wholly-owned Subsidiaries of the Company);

(viii)          that is a license or grant of rights granted by the Company or any Subsidiary of the Company to Intellectual Property, whether or not on an exclusive basis, other than such a license that is nonexclusive and granted in the ordinary course of business to customers for the use of a Company product;

(ix)          that is a license of Third Party Rights granted to the Company or any Subsidiary of the Company, whether or not on an exclusive basis and including pursuant to which the Company or any Subsidiary made payments during the fiscal year ended December 31, 2024 in excess of $1,000,000, in each case other than Contracts for commercially available software involving payments of less than $250,000 annually and material contracts set forth in Section 4.14(a)(i) of the Company Disclosure Schedule;

(x)          that is with a Payment Network, Member Bank or Processor (A) that results in revenue from transactions processed on the Payment Network or (B) pursuant to which the Company or any of its Subsidiaries is sponsored or registered to a Payment Network or obtains banking or custody services or that the Company or any of its Subsidiaries provides to or for the benefit of customers of the business;

(xi)          that provides for indemnification of any officer, director or employee by the Company or any of its Subsidiaries entered into outside the ordinary course of business;

(xii)          that provides for accelerated vesting in connection with a change of control or otherwise in connection with the Merger or the transactions contemplated hereby (including as a result of any termination of employment following a change of control or the Merger);

(xiii)          that provides for any settlement, conciliation or similar agreement to which the Company or a Subsidiary will have any material outstanding obligation (including any payment obligation in excess of $500,000) after the date of this Agreement;

(xiv)          that (A) is between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any of its Subsidiaries or any Person beneficially owning five percent or more of the outstanding shares of the Company Common Stock, on the other hand, except for any Company Employee Plan or (B) that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act;

(xv)          that obligates the Company or any Subsidiary to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $1,000,000; or

(xvi)          that provides for the formation, creation, operation, management or control of any joint venture or partnership with a third party.

(b)          Each Contract of the type described above in Section 4.14(a), whether or not set forth in Section 4.14(a) of the Company Disclosure Schedule, is referred to herein as a “Material Contract.”  Except for Material Contracts that have expired or terminated by their terms, as of the date hereof, all of the Material Contracts are (A) valid and binding on the Company or the applicable Subsidiary of the Company, as the case may be, and, to the Knowledge of the Company, each other party thereto, and (B) in full force and effect, except (i) as may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity and (ii) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  As of the date hereof, neither the Company nor any Subsidiary of the Company has, and, to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act under, and no event or condition exists, which (with or without notice, lapse of time or both) would constitute a default under, the provisions of any Material Contract, except in each case for those violations, acts (or failures to act) and defaults which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect and, as of the date hereof, to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has received written notice of any of the foregoing. The Company has Made Available to Parent a copy of each Material Contract as in effect as of the date hereof that is true and complete, subject to redaction of privileged or competitively sensitive information. The Company has not received any written or, to the Knowledge of the Company, oral notice from any Top Customer to the effect that any such Top Customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing materials, products or services from the Company (whether as a result of the Merger and the transactions contemplated hereby or otherwise). The Company has not received any written or, to the Knowledge of the Company, oral notice from any Top Vendor or Top DSP to the effect that any such Top Vendor or Top DSP will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the Merger and the transactions contemplated hereby or otherwise).

Section 4.15       Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)         (i) all Company Returns required to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Laws and (ii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all Taxes (whether or not shown as due and owing on such Company Return);

(b)         (i) no deficiencies for Taxes of the Company or any of its Subsidiaries have been assessed by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (ii) to the Knowledge of the Company, there is no Proceeding pending or threatened in writing against the Company or any of its Subsidiaries in respect of any Tax and (iii) no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that it is or may be subject to taxation by that jurisdiction;

(c)          there are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(d)         neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code during the two-year period ending on the date of this Agreement;

(e)          neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(f)        (i) neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company or one of its Subsidiaries is or was the common parent) and (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than any member of an affiliated group of which the Company or one of its Subsidiaries is or was the common parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor; and

(g)          there are no Tax sharing agreements (other than customary commercial or financial arrangements entered into in the ordinary course of business), with respect to which the Company or any of its Subsidiaries is a party.

Section 4.16       Employee Benefit Plans.

(a)          Section 4.16(a) of the Company Disclosure Schedule contains a correct and complete list of each material Company Employee Plan.

(b)          Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes, or is obligated to contribute to, or has in the past six (6) years sponsored, maintained, contributed, or been obligated to contribute to, or otherwise has any current or contingent liability or obligation with respect to any plan subject to Title IV of ERISA or any multiemployer plan within the meaning of Section 3(37) of ERISA.

(c)          Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each Company Employee Plan has been established, funded, administered and maintained in compliance with its terms and with Applicable Laws, including ERISA and the Code; (ii) no Proceeding is pending with respect to any Company Employee Plan (other than routine claims for benefits) and, to the Knowledge of the Company, no such Proceeding is threatened; and (iii) there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in connection with any Company Employee Plan.

(d)          Except as provided in this Agreement or as required under Applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with any other event): (i) result in, or cause the accelerated vesting, funding, or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director, consultant, or other individual service provider of the Company or any Subsidiary of the Company, (ii) result in any “parachute payment” (as defined in Section 280G(b)(2) of the Code), (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any current or former employee, officer, director, consultant or other individual service provider of the Company or any Subsidiary of the Company, or (iv) restrict the ability of the Company to merge, amend or terminate any Company Employee Plan.

(e)          No Company Employee Plan provides, and neither the Company nor any of its Subsidiaries has any current or contingent obligation to provide for post-retirement or post-termination health, life insurance or other welfare benefits except as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Applicable Law (or for a limited period of time following a termination of employment pursuant to the terms of an existing Company Employee Plan in effect as of the date hereof.

(f)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Employee Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been maintained in documentary and operational compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder.

(g)          The Company has no current or contingent obligation to indemnify, “gross-up,” reimburse or otherwise make whole any Person for any Taxes, including those imposed under Section 4999 or Section 409A of the Code.

Section 4.17       Labor and Employment Matters.

(a)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and since December 31, 2023 have been, in compliance with all federal, state, and foreign Applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, to the extent applicable, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and state anti-discrimination laws and (ii) there are no arrearages in the payment of wages.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (A) the Company has not received written notice of any audits or investigations pending or scheduled by any Governmental Authority pertaining to the employment practices of the Company and (B) to the Knowledge of the Company, no written complaints relating to employment practices of the Company have been made to any Governmental Authority or submitted to the Company.

(b)         Neither the Company nor any Subsidiary of the Company is a party to, or otherwise bound by or subject to, any collective bargaining agreement, Contract or other agreement or understanding with any labor union, works council, or other labor organization or employee representative body (each, a “Union”), and no employees of the Company or any Subsidiary are represented by any Union with respect to their employment with the Company or any Subsidiary.  Neither the Company nor any Subsidiary of the Company is subject to any charge, demand, petition or representation Proceeding seeking to compel, require or demand it to bargain with any Union, nor is there any pending or threatened labor strike, concerted work stoppage, concerted slowdown or lockout involving the Company or any Subsidiary of the Company, and there have been no such matters since December 31, 2023.  To the Knowledge of the Company, there are no efforts pending or threatened by or on behalf of any Union to organize any employees of the Company or any Subsidiary of the Company, and there have been no such efforts since December 31, 2023. No notice, consent, or consultation obligations with respect to any employees of the Company or any Subsidiary of the Company, or any Union, will be triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby.

(c)         The Company and its Subsidiaries have investigated all material sexual harassment allegations against any officers, directors, or other executive-level employees of the Company and its Subsidiaries  (in their capacities as such) which have been formally reported to the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries otherwise have Knowledge.  With respect to each such allegation (except those the Company or its Subsidiaries reasonably deemed to not have merit), the Company or its applicable Subsidiary have taken corrective action reasonably calculated to prevent further improper action.

Section 4.18       Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid; (b) neither the Company nor any of its Subsidiaries is in breach of or default under any of such insurance policies; and (c) since December 31, 2023, the Company has not received any written notice of termination or cancelation or denial of coverage with respect to any insurance policy.

Section 4.19       Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)          the Company and its Subsidiaries are in compliance with all Environmental Laws;

(b)         the Company and its Subsidiaries hold all Environmental Permits required for the operation of the business of the Company and its Subsidiaries as currently conducted and are in compliance with the terms and conditions of such Environmental Permits;

(c)        as of the date hereof, no claim or written notice is pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is in material violation of, or has material liability under, any Environmental Law; and

(d)         to the Knowledge of the Company, there has been no release or disposal of, contamination by, or exposure of any Person to any Hazardous Substance as a result of the operation of the business of the Company and its Subsidiaries.

Section 4.20        Intellectual Property.

(a)          Section 4.20(a) of the Company Disclosure Schedule contains a complete list as of the date hereof of all Patents, pending applications to register Patents, registered Marks, pending applications to register Marks and registered Copyrights and pending applications to register Copyrights, in each such case that are included in the Company Intellectual Property as of the date hereof.  The Company and its Subsidiaries own the Company Intellectual Property listed on Section 4.20(a) of the Company Disclosure Schedule and other Company Intellectual Property, and have sufficient rights to all Intellectual Property used in or necessary for the business of the Company and its Subsidiaries as currently conducted, in each case, free and clear of all Liens, other than Permitted Liens, or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         All (i) Patents, Marks and Copyrights owned by the Company and its Subsidiaries that are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, canceled or abandoned, except for such issuances, registrations or applications that the Company or any of its Subsidiaries has permitted to expire or has canceled or abandoned in its reasonable business judgment and (ii) Company Intellectual Property is valid, subsisting, and enforceable, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          Since December 31, 2023 through the date hereof, there have been, and as of the date hereof there are, no legal disputes or claims pending, or, to the Knowledge of the Company, threatened in writing, alleging infringement or misappropriation or invalidity or unenforceability of any Intellectual Property of any Person (“Third Party Rights”), or regarding any Data Requirement or Security Incident by or against the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)         To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries (i) as currently conducted does not infringe or misappropriate, and (ii) as conducted in the past six (6) years has not infringed or misappropriated, any Third Party Right, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)          To the Knowledge of the Company, there is no infringement or misappropriation by any Person of any of the Company Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)           The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality of Trade Secrets included in the Company Intellectual Property.

(g)         To the Knowledge of the Company, no product or software owned by the Company or any of its Subsidiaries (“Owned Software”), or that is distributed only in object code form by the Company or its Subsidiaries contains, incorporates, links or calls to any Open Source Software in a manner that obligates the Company or its applicable Subsidiary (or conditions any grant of rights on having) to disclose, make available, offer or deliver any portion of the source code of such product, software or component thereof to any third party other than the applicable Open Source Software, or be subject to any Copyleft Impact, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No source code for Owned Software has been disclosed, licensed, released, distributed, escrowed or made available to or for any Person and no Person has been granted any rights thereto, and neither the Company nor any of its Subsidiaries has agreed to disclose, license, release, deliver, escrow, or otherwise grant any right thereto under any circumstance.

(h)        Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the computer systems, servers, network equipment and other computer hardware used, owned, leased or licensed by or for the Company or any of its Subsidiaries (“IT Systems”) are adequate and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted and (ii) to the Knowledge of the Company, since December 31, 2023 through the date hereof, there has been no security breach of, unauthorized access to, unauthorized use of, or malicious code in, or other cyber or security incident regarding, any of the IT Systems (whether or not of the Company or any of its Subsidiaries) or with respect to any data or information held or processed by or for the Company or any of its Subsidiaries (including any Trade Secrets, including source code, owned by any of them) (“Security Incidents”).

(i)           For purposes of this Agreement:

(i)           “Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries (including any used by the Company and its Subsidiaries in the business of the Company and its Subsidiaries as of the date hereof).

(ii)          “Intellectual Property” means all intellectual property and proprietary rights, and all other:

(A)        patents and patent applications (collectively, “Patents”);

(B)        trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration, and social media accounts and handles (collectively, “Marks”);

(C)     copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); and

(D)       trade secrets (including rights under applicable U.S. state and federal trade secret laws as are applicable), know-how and confidential information, including inventions, discoveries and invention disclosures, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, schematics, blueprints, flow charts, models, strategies and prototypes (collectively, “Trade Secrets”).

(iii)        “Open Source Software” means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org. (clause (B), the “Copyright Impact”).

Section 4.21        Properties.

(a)          No real property is owned, or has ever been owned, in fee by the Company or any of its Subsidiaries.

(b)        Section 4.21(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property, and the leases, subleases, licenses and related agreements in connection therewith, the “Company Leases”) and the address for each Company Leased Real Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to any Company Lease, is in breach or default under any Company Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any Company Lease. Except as set forth on Section 4.21(b) of the Company Disclosure Schedule, neither the Company or any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy any Company Leased Real Property or any portion thereof.

(c)         Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have a valid leasehold interest in the Company Leased Property as necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted.

(d)         Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have title to, or a valid leasehold interest in, all material tangible personal property as necessary to permit the Company and its Subsidiaries to conduct their business in the ordinary course as currently conducted.

Section 4.22      Data Privacy.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are, and, since December 31, 2023, have been, in compliance with all Applicable Laws, the Company’s and its Subsidiaries’ published privacy policies, the requirements of any Contract to which the Company or any of its Subsidiaries is a party, and PCI-DSS and other industry standards, in each case as applicable in connection with the Company’s and any of its Subsidiaries’ collection, storage, transfer and/or use of any personally identifiable information from any individuals (collectively “Personal Information”) or data privacy, security, or protection matters (collectively, “Data Requirements”), (ii) the Company and its Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by them or on their behalf from and against unauthorized access, use and/or disclosure, (iii) the Company and its Subsidiaries are and have been in compliance with all Applicable Laws relating to data loss, theft and breach of security notification obligations, and (iv) neither the Company nor any of its Subsidiaries has notified (or been obligated to notify) any Person regarding any Data Requirement or Security Incident.

Section 4.23     Brokers’ Fees.  Except for Goldman Sachs, there are no investment bankers, brokers or finders that have been retained by or are authorized to act on behalf of the Company or any of its Subsidiaries who are entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.24      Opinion of Financial Advisor.  The Company Board has received an oral opinion from Goldman Sachs, to be confirmed in writing by delivery of a written opinion, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth in such opinion, the $10.25 in cash per share of Company Common Stock to be paid to the holders (other than Parent and its affiliates) of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders of Company Common Stock, taken in the aggregate. A signed copy of such opinion will be made available to Parent, for informational purposes only on a non-reliance basis by Parent or Merger Sub, promptly after the execution and delivery of this Agreement by each of the parties hereto (it being understood and agreed that such opinion is for the benefit of the Company Board only).

Section 4.25     Takeover Laws.  Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.11 are true and correct, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of anti-takeover statute or regulation or any anti-takeover provision in the certificate of incorporation or by-laws of the Company is, and the Company has no rights plan, “poison pill” or similar agreement that is, applicable to this Agreement, the Merger or the other transactions contemplated hereby and the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger.

Section 4.26       Permits.  Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries hold, to the extent legally required, all Permits that are required for the operation of the business of the Company and its Subsidiaries as currently conducted (such Permits, the “Required Permits”). Except as would not have a Company Material Adverse Effect, (a) the Company and its Subsidiaries are in compliance with the terms of the Required Permits and (b) no suspension or cancellation of any of the Required Permits is pending or, to the Knowledge of the Company, threatened.

Section 4.27       Affiliate Party Transactions.  Since December 31, 2023, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company or any of its Affiliates, on the other hand, that would be required to be disclosed by the Company under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the Company SEC Documents, other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on the Company Disclosure Schedule.

Section 4.28       Company Information.  The information supplied or to be supplied by the Company for inclusion in the Proxy Statement (including any amendment or supplement thereto), at the time the Proxy Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time it is first mailed to the stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.  The Proxy Statement (and any amendment or supplement thereto) will, on the date it is first filed with the SEC and at the time it is first mailed to the stockholders of the Company, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that:

Section 5.01      Valid Existence and Power.  Parent is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all limited liability company powers required to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate powers required to carry on its business as now conducted and to consummate the transactions contemplated by this Agreement.

Section 5.02       Valid Authorization.  Each of Parent and Merger Sub has all requisite limited liability company or corporate power, as applicable, and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability or corporate action, as applicable, on the part of Parent and Merger Sub.  Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.03     Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (x) the HSR Act and (y) any other Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04       Non-contravention.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both) (a) result in any violation or breach of any provision of the certificate of incorporation or by-laws (or similar governing documents) of Parent or the certificate of incorporation or by-laws of Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, result in a violation or breach of any provision of any Applicable Law or Order, or (c) require any consent or approval under, violate, result in any breach of or default under, result in the acceleration of any obligation under, or result in termination or give to others any right of termination of, any Contract to which Parent, Merger Sub or any other Subsidiary of Parent is a party, or by which any of their respective properties or assets are bound, with such exceptions, in the case of each of clauses (b) and (c) above, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05      Capitalization and Operation of Merger Sub.  All of the outstanding equity interests of Parent and Merger Sub have been duly authorized and validly issued.  All of the issued and outstanding capital stock of Merger Sub is, and at the Closing Date will be, owned by Parent.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing Date will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement or otherwise incurred in connection with the transactions contemplated hereby.

Section 5.06       No Vote of Parent Stockholders; Required Approval.  No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement or to approve the Merger or the other transactions contemplated by this Agreement.  The vote or consent of Parent as the sole stockholder of Merger Sub is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Merger and adopt this Agreement, which consent shall be given immediately following the execution of this Agreement.

Section 5.07      Litigation.  There is no Proceeding pending, or, to the knowledge of Parent, threatened in writing, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any of its Subsidiaries is subject to any Order that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.08       Available Funds.  Parent has delivered to the Company a true, correct and complete copy, as of the date hereof, of the fully executed Equity Commitment Letter (the “Equity Financing”).  The Equity Commitment Letter has not been withdrawn, terminated, repudiated, rescinded, amended or modified, no terms thereunder have been waived, and no such withdrawal, termination, repudiation, rescission, amendment, modification or waiver is contemplated.  Parent or Merger Sub has fully paid any and all commitment fees, other fees and other amounts in connection with the Equity Commitment Letter. Assuming the Equity Financing is funded in accordance with the Equity Commitment Letter, the net cash proceeds contemplated by the Equity Commitment Letter will, in the aggregate be sufficient for Parent, Merger Sub and the Surviving Corporation to pay the amounts required to be paid on the Closing Date in connection with the Merger and the other transactions contemplated hereby, including payment of the Aggregate Merger Consideration, to make any repayment, repurchase or refinancing of debt contemplated by this Agreement, to pay any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement and to pay all related fees and expenses, in each case, payable on the Closing Date (collectively, the “Equity Financing Purposes”).  The Equity Commitment Letter is, as to Parent, Merger Sub and the other parties thereto, enforceable against such Persons in accordance with its terms, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Applicable Laws affecting creditors’ rights generally and by general principles of equity.  The Equity Commitment Letter is in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent and Merger Sub, any other parties thereto, under the Equity Commitment Letter. As of the date hereof, assuming the satisfaction of the conditions in Section 7.01 and Section 7.02, Parent does not have any reason to believe that any of the conditions to the funding of the full amount of the Equity Financing will not be satisfied on a timely basis or that the full amount of the Equity Financing will not be available to Parent or Merger Sub on the date of the Closing.  The Equity Commitment Letter contains all of the conditions precedent and other conditions to the obligations of the parties thereunder to make the full amount of the Equity Financing available to Parent on the terms therein.  There are no side letters or other agreements, arrangements or understandings to which Parent, Merger Sub or any of their respective Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Equity Financing.  The Equity Commitment Letter provides, and will continue to provide, that the Company is a third party beneficiary thereof as set forth therein. The obligations of Parent and Merger Sub under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s, their respective Affiliates’ or any other Person’s (including, for the avoidance of doubt, the Company’s or any Subsidiary of the Company’s) ability to obtain the Equity Financing or any other financing.

Section 5.09       Solvency.  Assuming (i) the satisfaction of the conditions set forth in Section 7.01 and Section 7.02 (in each case, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) and (ii) that immediately prior to the Effective Time the Company and its Subsidiaries are Solvent, each of Parent, Merger Sub, the Surviving Corporation and their respective Subsidiaries (on a consolidated basis) will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated by this Agreement and any debt financing occurring in connection therewith.  No transfer of property is being made by Parent, Merger Sub, the Surviving Corporation or any their respective Subsidiaries (or is contemplated being made) and no obligation is being incurred (or is contemplated being incurred) by Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement (or any series of related transactions or any other transactions in close proximity with the transactions contemplated by this Agreement) (a) with the intent to hinder, delay or defraud either present or future creditors of the Company, the Surviving Corporation, Parent, Merger Sub, any Affiliate of Parent or any of their respective Subsidiaries or (b) that could render the Company, the Surviving Corporation, Parent, Merger Sub, any Affiliate of the Parent or any of their respective Subsidiaries not Solvent.  For purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets and property of such Person, in each case, will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (z) such Person will be able to pay its liabilities, including contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated and other liabilities, as they mature.  For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent, subordinated and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.10        Reserved.

Section 5.11        Absence of Certain Agreements.  As of the date hereof, other than the Support Agreements, neither Parent, Merger Sub nor any of their respective Affiliates has entered into any agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), (i) pursuant to which any stockholder of the Company would be entitled to receive, in respect of any share of Company Common Stock, consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company has agreed to vote to adopt this Agreement or has agreed to vote against any Superior Proposal or (ii) pursuant to which any stockholder of the Company or any of its Subsidiaries has agreed to make an investment in, or contribution to, Parent or Merger Sub in connection with the transactions contemplated by this Agreement.  As of the date hereof, other than the Support Agreements, there are no agreements, arrangements or understandings (in each case, whether oral or written) between Parent, Merger Sub, the Equity Investor or any of their respective Affiliates, on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to, or are in connection with, the transactions contemplated by this Agreement or the operations of the Company or any of its Subsidiaries or, following the Effective Time, the Surviving Corporation or any of its Subsidiaries.  None of Parent, Merger Sub, or the Equity Investor (or any of their respective Affiliates (which for this purpose will be deemed to include each direct investor in Parent or Merger Sub)) has entered into any Contract with any Person prohibiting or seeking to prohibit such Person from providing or seeking to provide debt financing to any Person in connection with a transaction involving the Company or any of its Subsidiaries in connection with the Merger.

Section 5.12        Stock Ownership.  Neither Parent nor Merger Sub owns any shares of capital stock of the Company.  None of Parent, Merger Sub, the Equity Investor nor any of their respective Affiliates is an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL.

Section 5.13        Brokers’ Fees.  There is no investment banker, broker, finder or other agent or intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacities as officers or directors, who is entitled to any advisory, banking, broker’s, finder’s or similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement, for which the Company or any of its Subsidiaries would be liable.

Section 5.14        Parent and Merger Sub Information.  The written information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement (and any amendment or supplement thereto) is first filed with the SEC and at the time it is first disseminated to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE 6
COVENANTS

Section 6.01        Conduct of the Company.

(a)          Except for matters (i) expressly permitted or contemplated by this Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, (iii) required by Applicable Law or the rules or regulations of NYSE, or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that Parent shall be deemed to have consented in writing if it provides no written response within five (5) Business Days after a written request by the Company for such consent in compliance with the terms of Section 9.01)), from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business in all material respects in the ordinary course, consistent with past practice, and (y) preserve substantially intact its business organization and material business relationships; and provided further that no action or inaction by the Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.01(b) may be taken into consideration in determining whether a breach of this Section 6.01(a) has occurred unless such action would constitute a breach of such other provision.

(b)          Without limiting the generality of the foregoing, except for matters (i) expressly permitted or contemplated by this Agreement, (ii) set forth in Section 6.01 of the Company Disclosure Schedule, (iii) required by Applicable Law or the rules or regulations of NYSE, or (iv) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed, and provided that Parent shall be deemed to have consented in writing if it provides no written response within five (5) Business Days after a written request by the Company for such consent in compliance with the terms of Section 9.01), from the date hereof until the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to:

(i)          amend the Company’s certificate of incorporation or by-laws, or amend in a manner materially adverse to the Company, any certificate of incorporation or by-laws, or other comparable charter or organizational documents, of the Company’s Subsidiaries;

(ii)         declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent;

(iii)       (A) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (B) except as otherwise provided in Section 6.01(b)(iv), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, or (C) purchase, redeem or otherwise acquire any Company Securities, except for acquisitions of shares of Company Common Stock by the Company in satisfaction by holders of Company Equity Awards that are outstanding on the date hereof of the applicable exercise price or withholding taxes with respect to such Company Equity Awards in accordance with the applicable terms of such Company Equity Award and the applicable Company Employee Plan;

(iv)        issue, deliver, sell or grant any Company Securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or purchase rights under the Company ESPP that are outstanding on the date hereof, or pursuant to the terms of Company RSUs or Company PSUs that are outstanding on the date hereof, and, in each case under this clause (A), in accordance with and, to the extent required under, the applicable terms of such Company Equity Award and the applicable Company Employee Plan, or (B) any Company Securities withheld to cover taxes associated with the exercise of any Company Stock Option or settlement of any Company RSU, in each case, that is outstanding on the date hereof and in accordance with the applicable terms of such Company Equity Award and the applicable Company Employee Plan;

(v)         adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring or recapitalization of the Company;

(vi)        (A) increase the salary, wages, benefits, bonuses, commissions or other compensation payable or to become payable to the Company’s or any of its Subsidiaries’ current or former employees, directors, executive officers or other individual service providers, (B) enter into, adopt, amend, modify or terminate any Company Employee Plan (or any plan, agreement, program, policy or other arrangement that would be a Company Employee Plan if in existence on the date hereof), (C) increase, grant, provide, promise or otherwise agree to any severance, termination, retention bonus, transaction bonus or change in control, phantom equity or other similar payments or benefits to any current or former employees, directors, executive officers or other individual service providers of the Company any of its Subsidiaries, (D) hire or terminate (other than for cause) the employment or services of any current or former employees, directors, executive officers or other individual service providers of the Company or any of its Subsidiaries who has (or upon hire would be expected to have) an annual base compensation in excess of $225,000 (provided that any compensation to new hires shall exclude any severance, change in control, transaction or sale bonuses or equity or equity-based awards (or promises to grant any of the foregoing) and any termination does not trigger any liabilities to the Company or any of its Subsidiaries), (E) take any action to accelerate the vesting or payment or lapsing of restrictions, or fund or in any other way secure the payment, of compensation or benefits under any Company Employee Plan (including accelerating the vesting of any Company Equity Awards), (F) make grants under the Company Stock Plans or (G) grant to any current or former employees, directors, executive officers or other individual service providers of the Company or any of its Subsidiaries any right to reimbursement, indemnification or payment for Taxes incurred under Section 409A or Section 4999 of the Code, in each case, except (x) as required to be made pursuant to the terms of Company Employee Plans set forth on Section 4.16(a) of the Company Disclosure Schedule or collective bargaining, collective labor or works council agreements, in each case, in effect as of the date hereof, and (y) in the case of clause (A), in the ordinary course of business consistent with past practice, market-based increases in base salary or hourly wages (and corresponding target bonus opportunities) for any current or former employees, directors, executive officers or other individual service providers of the Company or any of its Subsidiaries with annual base compensation at or below $225,000 and as set forth in Section 6.01(b)(vi) of the Company Disclosure Schedule;

(vii)       acquire or divest any business, assets or capital stock of or to, or make any investment in, any Person or division thereof, whether in whole or in part (and whether by purchase or sale of stock, purchase or sale of assets, merger, consolidation, or otherwise), other than acquisitions in the ordinary course of business (i) of inventory, supplies, intellectual property assets, raw materials, equipment or similar assets or (ii) that, individually or in the aggregate, involve a purchase or sale price of not more than $2,500,000;

(viii)     sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of, assign, abandon, or let lapse or expire any Intellectual Property, material assets or material properties except (i) non-exclusive licenses pursuant to contracts or commitments existing as of the date hereof, (ii) non-exclusive licenses of Company Intellectual Property to customers, contractors, technology and other partners or suppliers of the Company and its Subsidiaries in the ordinary course of business consistent with past practice, (iii) sales of inventory or used equipment in the ordinary course of business consistent with past practice, or (iv) Permitted Liens;

(ix)        disclose any material confidential information or other Trade Secrets to any Person (other than to (i) Parent and its Affiliates, (ii) in the ordinary course of business in circumstances in which it has imposed reasonable and customary confidentiality restrictions) or (iii) as expressly permitted by Section 6.02) or disclose, license, release, distribute, escrow or make available, or grant any rights, to any source code;

(x)          make any material change to the Company’s or any of its Subsidiaries’ policies related to personal or personally identifiable information, except as required to comply with Applicable Law;

(xi)       agree to any covenant limiting the ability of the Company or any of its Subsidiaries to compete or engage in any line of business or to compete with any Person in any geographic area, or pursuant to which any material benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the Effective Time;

(xii)      change any of the accounting methods, principles or practices used by the Company or any of its Subsidiaries materially affecting their assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company’s reports filed with the SEC;

(xiii)      except for borrowings under the Company’s current credit facilities in the ordinary course of business and except for intercompany loans between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company, (i) incur, issue, or otherwise become liable for additional Indebtedness in excess of $1,000,000, (ii) modify in a manner materially adverse to the Company or its Subsidiaries the terms of any material Indebtedness existing as of the date hereof, or (iii) assume, guarantee or endorse the obligations of any Person (other than a wholly-owned Subsidiary of the Company) in excess of $1,000,000;

(xiv)      amend or terminate any Company Material Contract, or enter into any contract that would be a Company Material Contract if entered into prior to the date hereof, other than in the ordinary course of business;

(xv)       grant any material refunds, credits, rebates or other allowances to any customer, vendor or delivery service provider, in each case, other than in the ordinary course of business;

(xvi)      settle, pay, discharge or satisfy any Proceeding, other than any Proceeding that involves only the payment of monetary damages not in excess of $500,000 individually or $2,000,000 in the aggregate;

(xvii)     enter into, amend, extend, negotiate, or terminate any collective bargaining agreement, Contract or other agreement or understanding with any Union;

(xviii)   implement or announce any employee layoffs, facility closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could reasonably be expected to implicate notification requirements pursuant to the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar Applicable Laws, or implicate labor protection payments under any collective bargaining agreement, Contract or other agreement or understanding with any Union;

(xix)      (i) make, change or revoke any  Tax election, adopt or change any Tax accounting period that could reasonably be expected to give rise to a Material Adverse Effect; (ii) request any ruling from any Governmental Authority with respect to material Taxes of the Company or its Subsidiaries, (iii) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law);, (iv) settle or compromise any material Tax liability or agree to an extension or waiver of the statute of limitations with respect to a Tax Return with respect to material Taxes (other than through a customary extension of a Tax Return);

(xx)       make any loans or advances to any other Person, except for (i) extensions of credit to customers in the ordinary course of business; (ii) advances to directors, officers and other employees for travel and other business-related expenses, in each case in the ordinary course of business and in compliance in all material respects with the Company’s policies related thereto; or (iii) loans, advances or capital contributions to, or investments in, direct or indirect wholly owned Subsidiaries of the Company;

(xxi)       make any capital expenditures other than capital expenditures (A) not in excess of $1,000,000 individually or $3,000,000 in the aggregate in any 12-month period or (B) as otherwise contemplated by the capital expenditure schedule Made Available to Parent; or

(xxii)     authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time.  In addition, notwithstanding the foregoing, nothing in this Section 6.01 shall restrict the Company and its Subsidiaries from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Company and its Subsidiaries.

Section 6.02       Unsolicited Proposals.

(a)          Subject to Section 6.03(b) and Section 6.03(c) and except as permitted by this Section 6.02, until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to Section 8.01, beginning on the date hereof:

(i)         the Company shall not, and shall cause its Subsidiaries and its and its  Subsidiaries’ directors and officers and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly (other than with respect to Parent and Merger Sub), (A) solicit, initiate, knowingly facilitate or knowingly encourage any proposals or offers that constitute, or that would reasonably be expected to lead to, an Acquisition Proposal (it being agreed that supplying non-public information in the ordinary course of business shall not be prohibited), (B) engage in, continue or otherwise participate in any discussions, solicitations or negotiations with any Third Party regarding an Acquisition Proposal, or furnish to any Third Party information or provide to any Third Party access to the businesses, properties, assets or personnel of the Company or any of its Subsidiaries, in each case for the purpose of knowingly encouraging or knowingly facilitating an Acquisition Proposal or (C) enter into or agree to enter into any letter of intent, merger agreement, acquisition agreement, or other similar agreement (other than an Acceptable Confidentiality Agreement pursuant to this Section 6.02) with respect to an Acquisition Proposal or enter into or agree to enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement; and

(ii)         the Company shall, and shall cause its Subsidiaries to, and shall direct and use reasonable best efforts to cause the Company’s and its Subsidiaries’ Representatives to, immediately cease and terminate any existing discussions or negotiations with any Third Party theretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal, and promptly following the date hereof (and in any event within forty-eight hours), the Company shall request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Third Party be returned or destroyed in accordance with the applicable confidentiality agreement in place with such third party.

(iii)        The Company shall enforce, and will not waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) unless the Company Board has determined in good faith, after consultation with its outside counsel, that the failure to take such action (A) would prohibit the counterparty from making a confidential Acquisition Proposal to the Company Board and (B) would be inconsistent with its fiduciary duties under Applicable Law.

(b)         Notwithstanding anything to the contrary contained in this Agreement, if, at any time on or after the date hereof, but prior to obtaining the Stockholder Approval, (i) the Company receives a written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not result from a material breach of this Section 6.02 and (iii) the Company Board or any committee thereof determines in good faith, after consultation with a Company Financial Advisor and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company, directly or indirectly through one or more of its Representatives, may (A) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries and (B) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such discussions or negotiations (including by entering into a customary confidentiality agreement with such Third Party for the purpose of receiving non-public information relating to such Third Party); provided, however, that the Company (1) will not, and will not permit its Subsidiaries or its or their Representatives to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement and (2) will promptly (but in no event later than thirty-six hours after the time it is provided to such Third Party) provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such Third Party, which was not previously provided to Parent.  Notwithstanding anything to the contrary contained in this Agreement, but, with respect to the following clause (x), only prior to obtaining the Stockholder Approval, the Company, directly or indirectly through one or more of its Representatives, may (x) following the receipt of an Acquisition Proposal from a Third Party that did not result from a breach of this Section 6.02, contact such Third Party in order to clarify and understand the terms and conditions of such Acquisition Proposal made by such Third Party in order to permit the Company Board (or any committee thereof) to determine whether such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (y) direct any Persons making inquiry regarding a potential Acquisition Proposal to this Agreement, including the specific provisions of this Section 6.02.

(c)         From and after the date hereof, the Company shall as promptly as practicable (but in no event later than thirty-six hours after such receipt) notify Parent in writing of the Company’s or any of its Representatives’ receipt of any Acquisition Proposal, which notification shall include a copy of the applicable written Acquisition Proposal (or, if oral, the material terms and conditions of such Acquisition Proposal) and the identity of the Third Party making such Acquisition Proposal (provided that, to the extent disclosure of the identity of the Third Party is expressly prohibited by a confidentiality agreement in place as of the date hereof, the Company may not take the actions described in clause (A) or (B) of Section 6.02(b) unless such Third Party waives such prohibition).  The Company shall thereafter keep Parent reasonably informed on a prompt basis (and in any event within twenty-four hours of any such development) of the status of any material developments, discussions or negotiations regarding any such Acquisition Proposal, and the material terms and conditions thereof (including any change in price or form of consideration or other material amendment thereto), including by providing a copy of material documentation relating thereto that is exchanged between the Third Party (or its Representatives) making such Acquisition Proposal and the Company (or its Representatives) promptly after receipt thereof.

(d)          Each of Parent and Merger Sub agrees that neither it nor any of their respective Subsidiaries or other Affiliates shall, and that each shall use its reasonable best efforts to cause its and their respective Representatives not to, enter into, or seek to enter into, any agreement, arrangement or understanding with a potential bidding Third Party (or any financing sources or Representatives of such Third Party) that has the purpose or effect of interfering with the Company’s ability to seek and obtain a Superior Proposal from such Third Party (including interfering with the ability of the Company or any financing source to hold discussions and negotiations with such Third Party in connection therewith) in accordance with the rights of the Company under this Agreement; provided, however, that this Section 6.02(d) shall not prevent Parent and Merger Sub from exercising their rights under this Agreement.

(e)         The Company agrees that if it (i) affirmatively permits any of its Representatives to take any action or (ii) is made aware of an action by one of its Representatives and does not use its reasonable best efforts to prohibit or terminate such action and, in each case, such action would constitute a breach of this Section 6.02 if taken by the Company, then such action will be deemed to constitute a breach by the Company of this Section 6.02.

Section 6.03        Company Recommendation.

(a)          Subject to Section 6.03(b) and Section 6.03(c), neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in any manner adverse to Parent or Merger Sub, the Company Recommendation, (ii) adopt, approve, endorse, recommend or otherwise declare advisable, or publicly propose to adopt, approve, endorse, recommend or otherwise declare advisable, an Acquisition Proposal, (iii) fail to publicly recommend against acceptance of any Third Party tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after commencement of such offer, (iv) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any Subsidiary of the Company to execute or enter into any letter of intent, merger agreement, acquisition agreement, or other similar agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement, or such other permitted confidentiality agreement, pursuant to Section 6.02), (v) fail to publicly reaffirm the Company Recommendation within five (5) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions or if doing so would be inconsistent with Applicable Law, including fiduciary duties of the Company Board (provided Parent may make a request in response to any Acquisition Proposal that has been publicly disclosed)), (vi) fail to include the Company Recommendation in the Proxy Statement or (vii) resolve or publicly propose to take any action described in the foregoing clauses (i) through (vi) (each of the foregoing actions described in clauses (i) through (vii) being referred to as an “Adverse Recommendation Change”).

(b)          (i)         Notwithstanding anything in this Agreement to the contrary, including Section 6.03(a), at any time prior to obtaining the Stockholder Approval, the Company Board or any committee thereof may, if it determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel), that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, (A) make an Adverse Recommendation Change in response to either (1) a Superior Proposal or (2) any fact, event, change, development or circumstance not known or reasonably foreseeable by the Company Board as of the date hereof (or, if known, the consequences of which were not known nor reasonably foreseeable) and not relating to (x) any Acquisition Proposal or (y) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (y) may be considered and taken into account) (such fact, event, change, development, circumstance or consequences thereof, an “Intervening Event”) and/or (B) cause the Company to terminate this Agreement pursuant to Section 8.01(h) and authorize the Company to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal (which agreement shall be entered into promptly following such termination), subject in each case to compliance with the terms of paragraph (ii) or (iii) below, as applicable.

(ii)         In the case of a Superior Proposal, (x) no Adverse Recommendation Change pursuant to this Section 6.03(b) may be made and (y) no termination of this Agreement pursuant to Section 8.01(h) may be made:

(A)        unless the Company, its Subsidiaries and their respective Representatives have complied with their obligations pursuant to Section 6.02 and Section 6.03 with respect to such Superior Proposal;

(B)       until after the fourth (4th) Business Day following written notice from the Company advising Parent that the Company Board or any committee thereof intends to make an Adverse Recommendation Change and/or terminate this Agreement pursuant to Section 8.01(h) (a “Notice of Superior Proposal”) and specifying the reasons therefor, including, the material terms and conditions of, and the identity of the Third Party making, such Superior Proposal, and a copy of any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal, which shall require a new notice period of three (3) Business Days from the later of the end of the original notice period or delivery to Parent of such new Notice of Superior Proposal, and compliance with this Section 6.03(b) with respect to such new notice);

(C)        unless during such four (4) Business Day period (or three (3) Business Day period following an amended proposal), the Company shall, and shall cause its Representatives to, to the extent requested by Parent, make itself available to negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement and the Equity Commitment Letter as would enable the Company Board or a committee thereof to maintain the Company Recommendation and not make an Adverse Recommendation Change or terminate this Agreement (including, if requested by Parent, permitting Parent to make a presentation to the Company Board regarding such adjustments); and

(D)        unless, prior to the expiration of such four (4) Business Day period (or three (3) Business Day period following an amended proposal), Parent does not make a written proposal to adjust the terms and conditions of this Agreement and the Equity Commitment Letter that the Company Board or a committee thereof determines in good faith (after consultation with a Company Financial Advisor and outside legal counsel) to be at least as favorable to the Company’s stockholders as the Superior Proposal.

(iii)        In the case of an Intervening Event, no Adverse Recommendation Change pursuant to this Section 6.03(b) may be made:

(A)        until after the fourth (4th) Business Day following written notice from the Company advising Parent that the Company Board or any committee thereof intends to take such action and specifying the material facts underlying the determination by the Company Board or a committee thereof that an Intervening Event has occurred, and the reason for the Adverse Recommendation Change, in reasonable detail (a “Notice of Intervening Event”) (it being understood and agreed that any material modifications or developments with respect to such Intervening Event shall require a new Notice of Intervening Event, which shall require a new notice period of three (3) Business Days, and compliance with this Section 6.03(b) with respect to such new notice);

(B)        unless during such four (4) Business Day period (or three (3) Business Day period following a material modification or development), the Company shall, and shall cause its Representatives to, to the extent requested by Parent, make itself available to negotiate with Parent in good faith to enable Parent to amend this Agreement and the Equity Commitment Letter in such a manner that obviates the need for an Adverse Recommendation Change (including, if requested by Parent, permitting Parent to make a presentation to the Company Board with respect thereto); and

(C)       unless, prior to the expiration of such four (4) Business Day period (or three (3) Business Day period following a material modification or development), the Company Board or a committee thereof determines in good faith, taking into consideration any amendments to this Agreement and the Equity Commitment Letter proposed in writing by Parent (after consultation with a Company Financial Advisor and outside legal counsel), that the failure to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

(iv)        Parent and Merger Sub agree that any proposals to amend this Agreement and/or the Equity Commitment Letter in response to a Notice of Superior Proposal or a Notice of Intervening Event shall be made on a confidential basis to the Company or, if directed by the Company, a Company Financial Advisor.  For the avoidance of doubt, delivery of a Notice of Superior Proposal or a Notice of Intervening Event shall not, in and of itself, constitute an Adverse Recommendation Change.

(c)         Nothing contained in Section 6.02 or this Section 6.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or any committee thereof, after consultation with outside legal counsel, the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law or any disclosure requirements under Applicable Law, or (iii) making any disclosure that constitutes a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) promulgated under the Exchange Act, which actions shall not constitute or be deemed to constitute an Adverse Recommendation Change; provided that (1) any such statement or disclosure pursuant to this Section 6.03(c) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under Section 6.02 or this Section 6.03, and (2) nothing in the foregoing will be deemed to permit the Company or the Company Board to effect an Adverse Recommendation Change other than in accordance with Section 6.03(b).

Section 6.04        Approval of Merger Agreement.

(a)          As promptly as reasonably practicable (but no later than five (5) Business Days) following the clearance of the Proxy Statement by the SEC (whether by confirmation that the SEC has no further comments or expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act), the Company shall, in accordance with Applicable Law and the Company’s governing documents, cause the definitive Proxy Statement to be mailed to the Company’s stockholders and duly set a record date for, call, give notice of, convene and hold a special meeting of the Company’s stockholders (including any adjournments and postponements thereof, the “Stockholder Meeting”) for the purpose of considering and taking action upon the matters requiring Stockholder Approval (with the record date and meeting date set in consultation with Parent; provided that the date of the Stockholder Meeting shall be no later than twenty (20) Business Days following the mailing of the Proxy Statement to the Company’s stockholders); provided that, notwithstanding anything else to the contrary herein, the Company may postpone or adjourn the Stockholder Meeting (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) if the Company reasonably believes there will be insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholder Meeting or to obtain the Stockholder Approval, (iii) to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of the Stockholder Meeting or (iv) to allow additional time for the solicitation of votes in order to obtain Stockholder Approval. Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Stockholder Meeting will not be postponed or adjourned (A) by more than five (5) days at a time or (B) on more than two occasions. In no event will the record date of the Stockholder Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by Applicable Law. Unless the Company Board or any committee thereof has withdrawn the Company Recommendation in compliance with Section 6.03, the Company shall (x) submit this Agreement for adoption by the stockholders of the Company at the Stockholder Meeting, (y) include the Company Recommendation in the Proxy Statement and (z) use its commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the stockholders of the Company in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Stockholder Meeting.

(b)          As promptly as reasonably practicable (but no later than twenty-five (25) days) after the execution of this Agreement, the Company shall prepare a proxy statement in preliminary form for the Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) and file it with the SEC and the Company and Parent shall cooperate with each other in connection with the preparation of the foregoing, including to cause their respective Affiliates, as applicable, to cooperate with the preparation of the foregoing. The Company shall use commercially reasonable efforts (in consultation with Parent) to respond as promptly as reasonably practicable to any comments received from the SEC or its staff concerning the Proxy Statement. The Company shall notify the other parties hereto promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the others with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall cooperate, and shall cause their Affiliates and direct their advisors to cooperate, with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent, Merger Sub and their respective Affiliates as may be required, or otherwise reasonably requested by the Company, to be set forth in the Proxy Statement under Applicable Law.  Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall consider Parent’s comments in good faith. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to Applicable Law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement and any Other Required Company Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NYSE.

(c)          Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger (i) will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, the Company on the one hand, and Parent and Merger Sub on the other hand, each assumes no responsibility with respect to information supplied by or on behalf of, respectively, Parent or Merger Sub or their Affiliates, or the Company or its Affiliates, for inclusion or incorporation by reference in the Proxy Statement.  Parent shall ensure that such information supplied by it and its Affiliates for inclusion in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.05       Access to Information.  Subject to Applicable Law, Section 6.12, Section 6.18 and applicable contractual restrictions, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and Parent’s other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its books, Contracts and records, solely to the extent necessary for the purpose of planning for integration and consummation of the Merger.  The foregoing shall not require the Company or its Subsidiaries (a) to provide access to or otherwise make available or furnish any books, Contracts or records governed by a confidentiality, non-disclosure or other similar agreement in effect as of the date hereof, (b) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would in the good faith judgment of the Company based on advice of counsel jeopardize any attorney-client, work product or other legal privilege or protection (it being agreed that, in the case of clauses (a) and (b), the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company and Parent shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection), (c) to provide access to or otherwise make available or furnish any information relating to the process conducted by the Company that led to the execution of this Agreement (except to the extent expressly required by Section 6.02), (d) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information could in the judgment of the Company based on advice of counsel violate any Applicable Law or Company policies, or (e) prepare any financial statements, projections, reports, analyses, appraisals or opinions that are not readily available or prepared by the Company or its Subsidiaries in the ordinary course of business.  Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any employee of the Company not involved in the negotiation of the transactions contemplated by this Agreement or any customer, technology or other partner, vendor or supplier of the Company in connection with the Merger or any of the other transactions contemplated by this Agreement without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by Representatives of the Company.  All requests for information made pursuant to this Section 6.05 shall be directed to the Chief Legal Officer or other Person designated by the Company.  All such information shall be deemed Evaluation Material (as defined in the Confidentiality Agreement) under and be governed by the terms of the Confidentiality Agreement.

Section 6.06        Notice of Certain Events.  Each of the Company and Parent will give prompt notice to the other (and will subsequently keep the other informed on a reasonably current basis of any material developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (a) with respect to the Company, has had or would reasonably be expected have a Company Material Adverse Effect, (b) with respect to Parent or Merger Sub, has had or would reasonably be expected to have a Parent Material Adverse Effect and/or (c) is reasonably likely to result in any of the conditions set forth in Article 7 not being able to be satisfied prior to the End Date.  No notification given by any party pursuant to this Section 6.06 shall limit or otherwise affect any of the representations, warranties, covenants, obligations or conditions contained in this Agreement.

Section 6.07        Employee Matters.

(a)          For a period of twelve (12) months after the Closing Date (or, if shorter, until the date of employment termination of the relevant Continuing Employee), Parent shall, or shall cause the Surviving Corporation to, provide each employee of the Company or its Subsidiaries immediately before the Effective Time who continues employment with Parent, the Surviving Corporation, or any Subsidiary of Parent or the Surviving Corporation following the Closing Date (each a “Continuing Employee”) with (i) (A) base salary or base hourly rate, as applicable and (B) target annual cash incentive compensation opportunities (including commissions, but excluding retention, long-term incentive compensation, change in control or transaction bonus opportunities and equity and equity-based incentive compensation), in each case, in an amount that is no less favorable in the aggregate to what was provided to each such Continuing Employee immediately prior to the Closing Date and (ii) employee benefits (including defined contribution retirement, health and welfare, vacation and sick or other paid leave and remote working options, but excluding defined benefit pension, nonqualified deferred compensation, severance, equity and equity-based incentive, long-term incentive, retention, change in control and post-retirement health and welfare benefits (collectively, the “Excluded Benefits”)) that are substantially similar to those provided to such Continuing Employee immediately prior to the Closing Date (excluding the Excluded Benefits); and (iii) cash severance benefits no less favorable than the applicable severance benefit plans, programs, policies, agreement or arrangement set forth in Section 6.07(a) of the Company Disclosure Schedule.

(b)          From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, ensure that each Continuing Employee receives full credit (for purposes of eligibility to participate, vesting of defined contribution retirement benefits, and accrual of vacation entitlement and severance benefits) for service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs, and policies of Parent or the Surviving Corporation, as applicable, in which such employees become participants to the same extent and for the same purposes such Continuing Employee would have received credit under the analogous Company Employee Plans prior to the Closing; provided, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.  As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Employee Plan as of the Effective Time, which shall not be subject to accrual limits or forfeiture.

(c)         From and after the Closing Date, with respect to each benefit plan maintained, or will be maintained after the Closing Date, by Parent or any of its subsidiaries that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (collectively, the “Parent Benefit Plan”) in which any Continuing Employee is or becomes eligible to participate, Parent shall use commercially reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing and at-work conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Benefit Plan; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions imposed by the Company based on periods of employment, Section 6.07(b) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid and credited in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable corresponding co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year.

(d)          From and after the Closing Date, Parent shall honor, and shall cause the Surviving Corporation and their respective Subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, retention, severance and termination protection plan, policy or agreement, in each case, in effect as of the date hereof, of or between the Company or any of its Subsidiaries and any current or former officer, director, or employee of the Company or Subsidiary and (ii) all vested and accrued benefits under any Company Employee Plan.  Parent acknowledges that the transaction contemplated hereby shall constitute a “change in control”, “change of control”, “sale event” (or a term of similar import) for purposes of each Company Employee Plan that uses such term (or a term of similar import).

(e)          Nothing in this Section 6.07 shall be deemed to: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective Subsidiaries to terminate the employment of any Continuing Employee; (ii) establish, terminate, or amend any Company Employee Plan, Parent Benefit Plan or any other compensation or benefit plan, policy, program, agreement or arrangement; (iii) impose a requirement upon or limit the ability of Parent, the Surviving Corporation, or any of their Affiliates to continue, establish, terminate, or amend any particular benefit or compensation plan or arrangement before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and Applicable Law; or (iv) confer upon any Person any right as a third-party beneficiary of this Agreement.

Section 6.08        State Takeover Laws.  If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Sub, the Merger or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Sub, and their respective boards of directors or managers (as applicable) shall grant such approvals and take such actions within their respective authority as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.09        Obligations of Merger Sub.  Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby on the terms and conditions set forth in this Agreement.  Without limiting the foregoing, immediately after the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

Section 6.10        Voting of Shares.  Parent shall vote, or cause to be voted, any shares of Company Common Stock beneficially owned by it or any of its Affiliates, in favor of adoption of this Agreement at the Stockholder Meeting, and will vote or cause to be voted the shares of Merger Sub held by it or any of its Subsidiaries, as the case may be, in favor of adoption of this Agreement.

Section 6.11        Director and Officer Liability.

(a)         For six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts, errors or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s and the Company’s Subsidiaries’ officers’ and directors’ liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.11(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 350% of the amount per annum the Company paid pursuant to its most recent renewal prior to the date hereof (the “Current Premium”) and if such premiums for such insurance would at any time exceed 350% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 350% of the Current Premium.  The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Effective Time (and the Company shall use commercially reasonable efforts to obtain such “tail” or “runoff” policies if requested in writing by Parent), which policies provide such persons currently covered by such policies with coverage for an aggregate period of six (6) years with respect to claims arising from acts, errors or omissions that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement.  The Company may, with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned) also purchase prepaid “tail” or “runoff” policies for any other “claims-made” liability insurance coverage, including employment practices liability, professional liability and cyber and data security liability coverages; provided that such premiums for such insurance do not exceed 350% of the amount per annum the Company paid pursuant to its most recent renewal prior to the date hereof with respect to each such coverage.  If any such prepaid policies described in this Section 6.11(a) have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain any and all such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)         From and after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted by the Organizational Documents of the Company and its Subsidiaries in effect as of the date of this Agreement and any indemnification agreement in effect as of the date hereof between the Company and any Indemnified Party: (i) indemnify (including advancement of expenses) and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or incurred by such Indemnified Party in connection with or arising out of any action, suit or other Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or any Subsidiary of the Company or otherwise in connection with any action taken or not taken at the request of the Company or any Subsidiary of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Effective Time (including any Indemnified Party Proceeding relating in whole or in part to the transactions contemplated by this Agreement or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party); and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement in effect as of the date hereof between the Company and any Indemnified Party; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the certificate of incorporation or by-laws of the Company as in effect on the date hereof.  Parent shall pay all expenses, including reasonable attorneys’ fees and expenses (which shall be advanced as they are incurred), that may be incurred by Indemnified Parties in connection with their enforcement of their rights provided under this Section 6.11.  Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.  If Parent or the Surviving Corporation fails to comply with its obligations in this Section 6.11 and an Indemnified Party commences a suit which results in a determination that Parent or the Surviving Corporation failed to comply with such obligation, Parent shall pay such Indemnified Party his or her costs and expenses (including reasonable attorney’s fees and expenses) in connection with such suit.

(c)        During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause the organizational documents of the Surviving Corporation to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable to those subject to those provisions as the indemnification, exculpation and advancement of expenses provisions set forth in the organizational documents of the Company as of the date hereof.

(d)          If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

(e)          The provisions of this Section 6.11 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her Representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or by-laws, by contract or otherwise.  The obligations of Parent and the Surviving Corporation under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by Applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Section 6.11).

Section 6.12        Reasonable Best Efforts.

(a)        Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to do all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals, and expiration or termination of any waiting periods, from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties (provided that the Company shall not be obligated to make any payment or commercial concession to any Third Party, or incur any liability, as a condition to (or in connection with) obtaining any such consent or waiver, unless such payment, concession or liability is requested by Parent and is conditioned and effective only upon the Closing), and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b)          In furtherance and not in limitation of the foregoing, each of the Company and Parent (and their respective Affiliates, if applicable) shall: (i) promptly, but in no event later than twenty (20) Business Days after the date hereof, file any and all notices, reports and other documents required to be filed by such party under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement and shall use reasonable best efforts to promptly secure the expiration or termination of any applicable waiting periods under the HSR Act (including, but not limited to, seeking early termination of the applicable waiting periods pursuant to the HSR Act); (ii) promptly make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Antitrust Laws (to the extent required); (iii) as promptly as reasonably practicable provide such information as may reasonably be requested by the U.S. Department of Justice (the “DOJ”) or the Federal Trade Commission (the “FTC”) under the HSR Act or by any other Governmental Authority under applicable Antitrust Laws in connection with the Merger and the other transactions contemplated by this Agreement, as well as any information required to be submitted to comply with a request for additional information in order to commence or end a statutory waiting period; (iv) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Merger and the other transactions contemplated by this Agreement; and (v) promptly take all reasonable actions and steps requested or required by any Governmental Authority as a condition to granting any consent, permit, authorization, waiver, clearance and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other Governmental Authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required with respect to the Merger and the other transactions contemplated by this Agreement; provided that Parent, the Company and its Subsidiaries will only be required to take or commit to take any such action, or agree to any such condition or restriction, if such action, commitment, agreement, condition or restriction is binding on Parent, the Company or its Subsidiaries, only in the event the Closing occurs.  Parent shall pay all filing fees under the HSR Act and other applicable Antitrust Laws, and the Company shall not be required to pay any fees or other payments to any Governmental Authority in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws, in connection with the Merger or the other transactions contemplated by this Agreement.

(c)         Without limiting the generality of anything contained in this Section 6.12, each party hereto shall use reasonable best efforts to: (i) give the other parties prompt notice of the making or commencement of any request, inquiry or Proceeding by any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry or Proceeding; and (iii) promptly inform the other parties of any communication to or from the FTC, DOJ or any other Governmental Authority to the extent regarding the Merger and the other transactions contemplated by this Agreement, or regarding any such request, inquiry or Proceeding, and provide a copy of all written communications. In addition, Parent shall have the right to pull and re-file any notice under the HSR Act without the consent of the Company.  Subject to Applicable Law, in advance and to the extent practicable, each of Parent or the Company, as the case may be, will consult the other in good faith on all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement and shall incorporate all comments reasonably proposed by Parent or the Company, as the case may be.  In addition, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request, inquiry or Proceeding in respect of the Merger and the other transactions contemplated by this Agreement, each party hereto will permit authorized Representatives of the other party to be present at each meeting or conference relating to such request, inquiry or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry or Proceeding.

(d)          In furtherance and not in limitation of the foregoing, Parent agrees to take promptly any and all steps necessary to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under Antitrust Laws that may be required by any Governmental Authority, so as to enable the parties hereto to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable (and in any event no later than three (3) Business Days prior to the End Date), including: (i) committing to or effecting, by consent decree, hold separate order, trust, or otherwise, the sale, divestiture, license, transfer, assignment or other disposition of assets or businesses of Parent or the Company or its Subsidiaries, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, licenses, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent or the Company or its Subsidiaries and (iii) creating or consenting to create or enter into any agreements, licenses, collaborations, relationships, ventures, contractual rights, obligations, behavioral undertakings or other arrangements (and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an Order or file appropriate applications with any Governmental Authority in connection with any of the foregoing and in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company; provided, however, that any such action may, at the discretion of Parent and the Company, be conditioned upon consummation of the Merger and the other transactions contemplated by this Agreement) (each action contemplated by clauses (i) through (iii) a “Divestiture Action”) as may be necessary or required, to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order that would otherwise have the effect of preventing consummation of the Merger and the other transactions contemplated by this Agreement, or to obtain any actions or non-actions, waivers, consents and approvals, and expiration or termination of any waiting periods, from a Governmental Authority with the authority to clear, authorize or otherwise approve consummation of the Merger and the other transactions contemplated by this Agreement, as promptly as practicable and in any event no later than the End Date. Parent and the Company shall cooperate in any proposal, negotiation, or offer to commit and to effect, by consent decree, hold separate order or otherwise, any and all Divestiture Actions or otherwise to offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any Divestiture Action as may be required to resolve any Governmental Authority’s objections to the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, Parent shall not be obligated to, and the Company shall not offer or commit to, take any Divestiture Action to the extent Parent determines in good faith that any Divestiture Action would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole (including their businesses, assets, financial condition or results of operations).  For the avoidance of doubt, in no event shall this Section 6.12 require any Affiliate of Parent or Merger Sub to commit to or effect any Divestiture Action.

(e)          In the event that any Proceeding is commenced challenging the Merger and the other transactions contemplated by this Agreement and such Proceeding seeks, or would reasonably be expected to seek, to prevent consummation of the Merger and the other transactions contemplated by this Agreement, Parent and Merger Sub shall take any and all action to resolve any such Proceeding and each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement.

(f)          Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries and Affiliates to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to (x) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Merger and the other transactions contemplated by this Agreement, (y) materially increase the risk of any Governmental Authority entering an Order prohibiting the transactions contemplated by this Agreement, or (z) materially delay the consummation of the transactions contemplated by this Agreement.

Section 6.13       Transaction Litigation.  Each of the Company, on the one hand, and Parent, on the other hand, shall as promptly as reasonably practicable notify the other party in writing of, and shall give the other party a reasonable opportunity to participate in the defense and settlement of, any Transaction Litigation.  For purposes of this Section 6.13, “participate” means that the Company or Parent, as the case may be, shall keep the other party reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and the other party may offer comments or suggestions with respect to such Transaction Litigation which the Company or Parent, as the case may be, shall consider in good faith, but the other party shall not be afforded decision-making power or authority.  Notwithstanding the foregoing, the Company shall not compromise or settle, or agree to compromise or settle, any Transaction Litigation without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed).  Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties prior to the Effective Time to defend any Transaction Litigation.

Section 6.14      Public Announcements.  The initial press release relating to the execution of this Agreement shall be a joint press release issued by the Company and Parent, and thereafter Parent and the Company shall consult with each other before issuing any press release or making any other public announcements, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or make any such other public announcement without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed, except as such release or announcement may be required by Applicable Law or any listing agreement under which or rule of any national securities exchange or association upon which the securities of the Company are listed, in which case the party required to make the release or announcement shall use commercially reasonable efforts to consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance; provided, however, that notwithstanding the foregoing and for the avoidance of doubt, (a) the Company shall not be required to consult with Parent before (i) issuing any press release or making any other public statement (x) with respect to an Adverse Recommendation Change effected in accordance with Section 6.03 or (y) as otherwise permitted under Section 6.03, including with respect to its receipt and consideration of any Acquisition Proposal, Superior Proposal or “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or (ii) disseminating any communications principally directed to employees, customers, technology or other partners or vendors so long as such communications are consistent with this Agreement or previous releases, public disclosures, public statements or other communications made by the parties not in violation of this Section 6.14 and (b) Parent, Merger Sub and their Affiliates shall not be required to consult with the Company before making any statements or disclosures with respect to this Agreement or the transactions contemplated by this Agreement (i) to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions or (ii) on such Person’s website or social media channels in the ordinary course of business (but with respect to such statements, only to the extent that such statements are consistent with the previous press releases, public disclosures or public statements made jointly by the Company and Parent (or individually if approved by the other party)).

Section 6.15        Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.16        Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be reasonably required to cause any dispositions of shares of Company Common Stock and Company Equity Awards resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.17         Financing.

(a)          Each of Parent and Merger Sub shall use, and shall cause its Affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Equity Financing on the terms and conditions (including, to the extent required, the full exercise of any “flex” provisions) described in the Equity Commitment Letter, and shall not permit any amendment, restatement, replacement, supplement or modification to be made to, or any waiver of any provision under, the Equity Commitment Letter if such amendment, restatement, replacement, supplement, modification or waiver (A) with respect to the Equity Commitment Letter, reduces (or could have the effect of reducing) the aggregate amount of the Equity Financing (including by increasing the amount of fees to be paid or original issue discount unless (x) the Equity Financing is increased by a corresponding amount and (y) after giving effect to any of the transactions referred to in clause (x) above, the representation and warranty set forth in Section 5.09 shall be true and correct), (B) imposes new or additional conditions, or would permit the imposition of additional conditions precedent, or otherwise expands, amends, supplements or modifies any of the conditions to the Equity Financing, or otherwise expands, amends, supplements or modifies any other provision of the Equity Commitment Letter (x) in a manner adverse to the Company or less favorable to Parent or the Company (including with respect to the certainty and timing of funding), taken as a whole, or (y)  that would reasonably be expected to (i) delay or prevent or make less likely the funding of the full amount of the Equity Financing (or satisfaction of the conditions to the Equity Financing) on the Closing Date or (ii) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Equity Commitment Letter or the definitive agreements with respect thereto, or (C) otherwise adversely affect the ability of the Company or Parent or Merger Sub to enforce their rights under the Equity Commitment Letter or to consummate the transactions contemplated by this Agreement or the timing of the Closing, including by making the funding of the Equity Financing less likely to occur.  Parent shall promptly deliver to the Company copies of any such amendment, restatement, supplement, replacement or modification.  For purposes of this Section 6.17, references to “Equity Financing” shall include the financing contemplated by the Equity Commitment Letter as permitted to be amended, restated, modified, supplemented or replaced by this Section 6.17(a).

(b)          Each of Parent and Merger Sub shall, and shall cause its Affiliates and its and their respective officers, employees, advisors and other Representatives to, use its reasonable best efforts to (A) maintain in full force and effect the Equity Commitment Letter, (B) promptly, diligently and fully enforce its rights under the Equity Commitment Letter and (C) comply with its obligations under the Equity Commitment Letter.  Parent shall not, nor shall it permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Equity Financing necessary to fund the amounts required in connection with the Merger.  Without limiting the foregoing, Parent and Merger Sub shall promptly, and in any event within two (2) Business Days following the occurrence thereof, notify the Company in writing if at any time prior to the Closing Date (i) any Equity Commitment Letter expires or is terminated for any reason, (ii) any Person party to any Equity Commitment Letter indicates in writing that it will not provide, or it refuses to provide, all or any portion of the Equity Financing contemplated by the Equity Commitment Letter on the terms and subject only to the conditions expressly stated therein, (iii) Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other Person party to any Commitment Letter defaults or breaches any of the terms or conditions set forth in any Equity Commitment Letter, (iv) any event occurs that, with or without notice or lapse of time or both, could reasonably be expected to result in a default or breach of any of the terms or conditions set forth in any Equity Commitment Letter, (v) Parent or Merger Sub receives any written notice or other communication with respect to any (A) actual or potential expiration or termination of, repudiation by any Person party to or default or breach under any Equity Commitment Letter or (B) material dispute or disagreement between or among any Persons party to any Commitment Letter with respect to the obligation to fund the Equity Financing on the Closing Date in an amount necessary to fund the amounts required in connection with the Merger and the other transactions contemplated by this Agreement (including, without limitation, to pay in cash all of the Equity Financing Purposes) or (vi) if at any time for any reason Parent or Merger Sub no longer believes in good faith that it will be able to obtain on a timely basis and in any event no later than the Closing Date the Equity Financing in an amount necessary to fund the amounts required in connection with the Merger and the other transactions contemplated by this Agreement (including, without limitation, to pay in cash all of the Equity Financing Purposes).  Upon the reasonable written request of the Company, Parent and Merger Sub shall promptly, and in any event within two (2) Business Days following such written request, provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (i), (ii), (iii), (iv), (v) or (vi) of the immediately preceding sentence.  Parent and Merger Sub acknowledge and agree that the obtaining of the Equity Financing, or any alternative financing (including any Debt Financing contemplated by Section 6.17(c)), is not a condition to Closing.

(c)          Prior to the earlier of the (y) Closing Date and (z) the termination of this Agreement pursuant to Section 8.01 (such period, the “Interim Period”) and, in each case, subject to the limitations in this Section 6.17(c), to the extent requested by Parent or Merger Sub for the purpose of obtaining any debt financing in connection with the Merger (the “Debt Financing”), the Company shall use its commercially reasonable efforts to provide, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to provide, to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably requested in writing by Parent that is customary in connection with the arrangement of the Debt Financing to the extent reasonably available to the Company (provided that such requested cooperation does not unreasonably interfere (in the judgment of the Company) with the ongoing operations of the Company or its Subsidiaries), including using commercially reasonable efforts upon the reasonable written request by Parent solely during the Interim Period and subject to the limitations in this Section 6.17(c), to (i) upon reasonable prior written notice, cause the participation by appropriate and applicable senior management of the Company in a reasonable number of meetings and presentations with prospective lenders upon reasonable prior written notice (but not more than one primary bank meeting), in each case, on a telephonic basis, (ii) assist with the preparation of materials for bank information memoranda and similar documents reasonably necessary in connection with the Debt Financing; provided that any such bank information memoranda or lender presentations that includes disclosure and financial statements with respect to the Company and its Subsidiaries shall only reflect the Surviving Corporation as the obligor(s) and no such bank information memoranda or lender presentations shall be issued by the Company or its Subsidiaries, (iii) deliver to Parent a customary payoff letter executed by the lenders (or their duly authorized agent or representative) with respect to any existing Indebtedness for borrowed money of the Company and its Subsidiaries in form and substance reasonably acceptable to Parent, together with all required UCC-3 termination statements and any other documents required to evidence the discharge of the liens and security interests related thereto and (iv) furnish Parent reasonably promptly with the historical financial statements of the Company to the extent required by the terms of any debt commitment letter entered into in connection with the Debt Financing (subject to the immediately following proviso, the “Required Financial Information”); provided, however, that the Company shall only be obligated to deliver such financial statements and information to the extent they may be reasonably obtained from the books and records of the Company and its Subsidiaries (and solely at the times the Company typically prepares such statements or information) without undue effort or expense, and in no event shall the Required Financial Information be deemed to include or shall the Company otherwise be required to provide pro forma financial statements or pro forma adjustments related to the Debt Financing, projections or other prospective information, or financial statements that are not otherwise required to be filed with the SEC by the Company. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall require the Company, its Subsidiaries or any of its or their respective officers, employees, advisors and other Representatives, to:  (A) provide cooperation that unreasonably interferes (in the judgment of the Company) with the ongoing business or operations of the Company or its Subsidiaries; (B) provide cooperation that causes any covenant, representation or warranty in this Agreement to be breached; (C) provide cooperation that causes any closing condition set forth in Article 7 to fail to be satisfied or would reasonably be expected to conflict with, violate or result in a breach of or default under any Contract (including this Agreement) or any organizational document of the Company or its Subsidiaries; (D) incur any liability or pay any commitment fee or other fee, cost, expense, indemnity, amount or payment in connection with the Debt Financing prior to the Closing; (E) execute, deliver or enter into, or perform any agreement, document, certificate or instrument with respect to the Debt Financing (other than with respect to customary authorization letters with respect to information provided by the Company under Section 6.17(c)(ii) above that is used in a bank information memoranda referenced in Section 6.17(c)(ii) above but subject to the proviso set forth therein) and the directors, members, general partners and managers (and any equivalent governing body) of the Company or its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained (including, but not limited to, any credit or other agreements, pledge or security documents, or other certificates), in each case, that is effective prior to the Effective Time; (F) provide any legal opinion or other opinion of counsel, or any information that would, in the Company’s good faith opinion, result in a violation of Applicable Law or loss of attorney-client privilege or that is attorney work product; (G) provide cooperation that would cause material competitive harm to the Company or its Subsidiaries, if the transactions contemplated by this Agreement are not consummated; (H) encumber any of the assets of the Company or its Subsidiaries or otherwise be an issuer, guarantor or other obligor with respect to the Debt Financing prior to Closing; (I) incur, or commit to incur, or be required to reimburse, or commit to reimburse, any cost, expense, liability or obligation or provide or agree to provide any indemnity, in each case, in connection with the Debt Financing prior to Closing; (J) take any action that could subject any director, officer, employee, agent, manager, consultant, advisor or other representative of the Company, it Subsidiaries or any their Affiliates to any actual or potential personal liability; (K) provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments, or prepare any pro forma financial statements or other post-Closing financial information; (L) provide access to or disclose information that the Company determines in good faith is legally privileged or could jeopardize any attorney client privilege or attorney work product of, or conflict with any confidentiality obligations binding on, the Company, its Subsidiaries or any of their Affiliate or any of their Representatives; (M) cause or permit any Lien to be placed on any of the Company’s or any of its Subsidiaries’ equity interests, property or assets prior to the Closing (or provide a pre-filing Uniform Commercial Code financing statement authorization letter or agreement); (N) pay or incur any amount that would constitute Indebtedness of the Company or any of its Subsidiaries or would reduce the consideration that would otherwise be owed by Parent and Merger Sub under this Agreement; or (N) waive, amend, restate, supplement, rescind, terminate or otherwise modify any terms of this Agreement or any other Contract or agreement that the Company or any of its Subsidiaries are a party to.  All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.17 or otherwise in connection with any Debt Financing shall be kept confidential in strict accordance with an Acceptable Confidentiality Agreement.  Upon request by the Company, Parent shall promptly (and, in any event, within two (2) Business Days of the request therefor) provide copies of then current drafts and final versions of the documentation with respect to any Debt Financing.  In no event shall the Company be in breach of this Agreement because of the failure to deliver any financial or other information that is not currently readily available to the Company and its Subsidiaries on the date hereof or is not otherwise prepared in the ordinary course of business of the Company and its Subsidiaries at the time requested by Parent or for the failure to obtain review of any financial or other information by its accountants.  In no event shall the Company or its Subsidiaries be required to pay any commitment or other fee or amount or incur any liability (including due to any act or omission by the Company, its Subsidiaries or any of their respective Affiliates or Representatives) or expense (including legal and accounting expenses) in connection with assisting Parent and Merger Sub in arranging the Debt Financing or as a result of any information provided by the Company, its Subsidiaries or any of their respective Affiliates or Representatives in connection with the Debt Financing.  For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in the first sentence of this Section 6.17(c) represent the sole obligation of the Company and its Subsidiaries and their respective Affiliates and Representatives with respect to cooperation in connection with the Debt Financing.  Notwithstanding anything to the contrary, with respect to the condition precedent set forth in Section 7.02(b), as it applies to the Company’s obligations under this Section 6.17, the Company shall be deemed to have performed and complied in all material respects with its obligations under this Section 6.17 unless there has been a Willful and Material Breach of such obligations by the Company and such Willful and Material Breach is the proximate cause of Parent’s failure to obtain the Debt Financing.

(d)          Subject to Parent’s indemnification obligations set forth in Section 6.17(e), the Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing. Such logos shall be (i) used solely in a manner that is not intended to and does not harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries, (ii) used solely in connection with a description of the Company, its business and products or the Merger (including in connection with any marketing materials related to the Debt Financing), and (iii) displayed and presented in a manner consistent with the Company’s past practice.

(e)          The Company and the Subsidiaries and their respective Affiliates and Representatives shall have no liability whatsoever to Parent or Merger Sub or any other Person in respect of any financial information or data or other information provided pursuant to this Section 6.17.  Parent and Merger Sub shall reimburse the Company promptly (and in any event, within five Business Days) upon demand for all reasonable and documented out-of-pocket fees, costs and expenses (including reasonable and documented out-of-pocket attorneys’ and accountants’ fees and expenses and other professional fees and expenses) incurred by the Company or any of its Subsidiaries or Representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.17 (excluding for the avoidance fees, costs and expenses in connection with the preparation of the Required Financial Information and fees, costs and expenses incurred to consummate the Closing) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates and Representatives (collectively, the “Financing Indemnitees”) from and against any and all costs, expenses, losses, damages, claims, judgments, fines, claims, losses, penalties, damages, interest, awards and liabilities directly or indirectly suffered or incurred by any of them in connection with the arrangement and consummation of the Equity Financing or Debt Financing (including any alternate financing),  any information used in connection therewith and any breach of logos or marks of the Company or its Subsidiaries pursuant to clause (d) above; provided that, in the case of each of the foregoing, to the extent any such fees, costs, expenses or indemnity amounts of the Company, any Subsidiary of the Company, any of their respective Affiliates or any of their respective Representatives incurred prior to the Closing are not reimbursed by Parent to such applicable Person prior to the Closing, such fee, cost, expense or indemnity amount shall be instead be paid to the Payment Agent on behalf of the Company, its applicable Subsidiary or their respective applicable Affiliates (if such fee, cost, expense or indemnity amount is owed or due to the Company, such Subsidiary or such Affiliates) or the applicable Representative (if such fee, cost, expense or indemnity amount is owed or due to such Representative).  Notwithstanding anything to the contrary in this Agreement, this Section 6.17(e) shall survive the consummation of the Merger and the Closing and any termination of this Agreement, and is intended to benefit, and may be enforced by, the Financing Indemnitees and their respective heirs, executors, estates, personal representatives, successors and assigns who are each third party beneficiaries of this Section 6.17(e).

(f)          Notwithstanding this Section 6.17 or anything else to the contrary in this Agreement, Parent and Merger Sub each acknowledges, affirms and agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent or Merger Sub obtain any debt, equity or other financing for or related to any of the transactions contemplated by this Agreement (including, without limitation, all or any portion of any Equity Financing).

(g)         For the avoidance of doubt, the parties hereto acknowledge and agree that the provisions contained in the first sentence of Section 6.17(c) represent the sole obligation of the Company, its Subsidiaries and other Affiliates, and their respective partners, officers, directors, employees, accountants, legal counsel and other Representatives with respect to cooperation in connection with the arrangement of the Equity Financing and Debt Financing and no other provision of this Agreement (including the Exhibits and Schedules hereto) shall be deemed to expand or modify such obligations, and that any breach by the Company of Section 6.17 shall not result in the condition in Section 7.02(b) not being satisfied, unless such breach is willful and the primary cause of any Financing being obtained.

Section 6.18       Confidentiality.  Parent and the Company hereby agree to continue to be bound by the Non-Disclosure Agreement dated as of April 14, 2025 between Thoma Bravo, L.P. and the Company (the “Confidentiality Agreement”) (it being acknowledged and agreed, for the avoidance of doubt, that Parent and Merger Sub are “Affiliates” of Thoma Bravo, L.P. for purposes of the Confidentiality Agreement).  All information provided by or on behalf of the Company or its Subsidiaries pursuant to this Agreement (including in connection with the Debt Financing) will be kept confidential in accordance with the Confidentiality Agreement; provided, however, that Parent and Merger Sub will be permitted to disclose such information on a need-to-know basis to any Debt Financing Sources that may become parties to the documents evidencing the Debt Financing (and, in each case, to their respective counsel and auditors) so long as each such Person (a) agrees for the benefit of the Company to be bound by the Confidentiality Agreement as if a party thereto or (b) is subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a third-party beneficiary.

Section 6.19        Director Resignations.  Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.20        Listing Matters.  Each of the Company and Parent agrees to cooperate with the other party in taking, or causing to be taken, all action necessary to delist the shares of Company Class A Common Stock from NYSE and terminate the Company’s registration under the Exchange Act, provided that such delisting and termination shall not be effective until the Effective Time.

Section 6.21     Cooperation on Cash Funding.  Parent and the Company shall cooperate in good faith and use commercially reasonable efforts to make available at Closing on a tax-efficient basis any cash held by the Company or its Subsidiaries to the extent Parent determines that such cash is desirable or necessary to fund the Aggregate Merger Consideration; provided that in no event shall this Section 6.21 require the Company or its Subsidiaries to incur any Tax or other expense prior to the Closing in connection with such cooperation.

ARTICLE 7
CONDITIONS TO THE MERGER

Section 7.01        Conditions to the Obligations of Each Party.  The obligation of each party hereto to consummate the Merger is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of, at or prior to Closing, of the following conditions:

(a)           the Stockholder Approval shall have been obtained;

(b)          no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited; and

(c)          the applicable waiting period (and any extension thereof, subject to Section 6.12) applicable to the Merger under the HSR Act shall have expired or been terminated, and all consents required under any other Antitrust Law of the jurisdictions set forth on Section 7.01(c) of the Company Disclosure Schedule shall have been obtained or any applicable waiting period thereunder shall have expired or been terminated;

Section 7.02        Conditions to the Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction, or waiver by Parent, at or prior to Closing, of the following conditions:

(a)

(i)          the representations and warranties of the Company set forth in the first sentence of Section 4.01, Section 4.02, Section 4.05(b), Section 4.05(d), Section 4.23 and Section 4.25 (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) shall be true and correct in all material respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date);

(ii)        the representations and warranties set forth in Section 4.05(a) and Section 4.05(c) shall be true and correct in all respects on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date) except where the failure to be so true and correct in all respects would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their respective Affiliates, individually or in the aggregate, of more than $5,000,000; and

(iii)       the other representations and warranties of the Company set forth in Article 4 of this Agreement shall be true and correct on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b)          the Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c)          Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(d) have been satisfied; and

(d)          since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect.

Section 7.03        Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction, or waiver by the Company, at or prior to Closing, of the following conditions:

(a)          the representations and warranties of Parent and Merger Sub set forth in Article 5 of this Agreement shall be true and correct on the Closing Date as if made on the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, prevent, materially delay or materially impair Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement;

(b)          Parent and Merger Sub shall each have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing; and

(c)          the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE 8
TERMINATION

Section 8.01        Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a)          by mutual written agreement of the Company and Parent (notwithstanding any approval of this Agreement by the stockholders of the Company);

(b)          by either Parent or the Company, upon written notice to the other party, if the Closing Date has not occurred on or before January 3, 2026 (the “End Date”) (notwithstanding any approval of this Agreement by the stockholders of the Company); provided that the End Date shall be automatically extended until April 3, 2026 if the condition set forth in Section 7.01(b) (if the Order or Applicable Law relates to Antitrust Laws) or Section 7.01(c) shall not have been satisfied as of the close of business on the Business Day immediately prior to the End Date; and provided further that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of, or has proximately resulted in, the failure of the Merger to be consummated by the End Date;

(c)          by either Parent or the Company, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable permanent Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such permanent prohibition shall have become final and non-appealable (notwithstanding any approval of this Agreement by the stockholders of the Company); provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such Order lifted if and to the extent required by Section 6.12; and provided further that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of, or has proximately resulted in, the issuance or continuing existence of any such permanent Order or other action;

(d)          by either Parent or the Company, upon written notice to the other party, if the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholder Meeting (or any adjournment or postponement thereof); provided, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose material breach of any provision of this Agreement has been the proximate cause of, or has proximately resulted in, the failure to obtain the Stockholder Approval;

(e)          by Parent, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.02 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the thirtieth (30th) day following Parent’s delivery of written notice describing such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if either Parent or Merger Sub is in breach of its obligations under this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.01(f);

(f)          by the Company, upon written notice to Parent, in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.03 not being satisfied and (ii) has not been cured prior to the earlier of the End Date or the (30th) day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if the Company is in breach of its obligations under this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.01(e);

(g)          by Parent, upon written notice to the Company, at any time prior to receipt of the Stockholder Approval, if the Company Board or any committee thereof shall have effected an Adverse Recommendation Change (it being understood and agreed that any written notice of the Company’s intention to make an Adverse Recommendation Change in accordance with Section 6.03(b) shall not result in Parent having any termination rights pursuant to this Section 8.01(g)); or

(h)          by the Company, upon written notice to Parent, at any time prior to receipt of the Stockholder Approval, in order for the Company to enter into a definitive agreement with respect to a Superior Proposal; provided, however, that the Company shall prior to or substantially concurrently with, and as a condition to, such termination, pay the Company Termination Fee to Parent pursuant to Section 9.04; provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(h) unless the Company has complied in all material respects with Section 6.02 and Section 6.03 with respect to the applicable Superior Proposal.

Section 8.02        Effect of Termination.  If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto; provided, however, that the provisions of (i) this Section 8.02, (ii) the last sentence of Section 6.05, (iii) the last sentence of Section 6.12(b), (iv) Section 6.17(e), (v) Section 6.18 and (vi) Article 9 shall survive any termination hereof pursuant to Section 8.01.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of Parent, Merger Sub or the Company shall be relieved or released from any liabilities or damages (which the parties hereto acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, a premium or other benefit of the bargain lost by such party or such party’s equity holders (taking into consideration relevant matters, including the Aggregate Merger Consideration) arising out of its Willful and Material Breach of any provision of this Agreement or any other agreement delivered in connection herewith, subject, with respect to any such liabilities of the Company, to Section 9.04(b) and, with respect to any such liabilities of Parent and Merger Sub, to Section 9.04(c). For the avoidance of doubt, (a) the failure of Parent or Merger Sub to consummate the Merger on the date required by Section 2.01 after the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing and which are capable of being satisfied on the Closing Date, assuming for purposes hereof that the date of termination is the Closing Date) have been satisfied or waived shall constitute a Willful and Material Breach by Parent and Merger Sub, and Parent shall be liable to the Company for such breach as provided herein notwithstanding any termination of this Agreement, (b) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms and (c) the Damages Commitment set forth in the Equity Commitment Letter shall survive the termination of this Agreement and shall remain in full force and effect in accordance with, and subject to, its terms.

ARTICLE 9
MISCELLANEOUS

Section 9.01      Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided that confirmation of facsimile transmission is obtained), (ii) on the fifth (5th) Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by e-mail (provided that no transmission error is received), in each case as follows:

if to Parent or Merger Sub, to:

Project Hospitality Parent, LLC
c/o Thoma Bravo, L.P.
830 Brickell Plaza, Suite 5100
Miami, FL 33131
Attention:	Hudson Smith
Peter Hernandez
Email:	[***]
[***]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, Illinois 60654
Attention:	Corey D. Fox, P.C.
Bradley C. Reed, P.C.
Jeremy A. Mandell
Email:	cfox@kirkland.com
bradley.reed@kirkland.com
jeremy.mandell@kirkland.com

if to the Company, to:

Olo Inc.
285 Fulton Street
One World Trade Center, 82nd Floor
New York, NY 10007

Attention:	Noah H. Glass
Robert Morvillo
Email:	[***]
[***]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
Attention:	John J. Egan III
Joshua M. Zachariah
Tevia K. Pollard
E-Mail:	jegan@goodwinlaw.com;
jzachariah@goodwinlaw.com;
tpollard@goodwinlaw.com

Section 9.02        Survival of Representations and Warranties.  None of the representations, warranties or covenants in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Effective Time, except that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

Section 9.03         Amendments and Waivers.

(a)          Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that without the further approval of the Company’s stockholders, no such amendment or waiver shall be made or given after the Stockholder Approval that requires the approval of the stockholders of the Company under the DGCL unless the required further approval is obtained.

(b)         No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04        Fees and Expenses.

(a)          Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)          In the event that:

(i)          this Agreement is terminated pursuant to Section 8.01(g);

(ii)         this Agreement is terminated pursuant to Section 8.01(h); or

(iii)       this Agreement is terminated pursuant to Section 8.01(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso in Section 8.01(b)), Section 8.01(d) or Section 8.01(e) and (A) after the date hereof, an Acquisition Proposal is made directly to the Company’s stockholders or is otherwise publicly disclosed and, in each case, not publicly withdrawn before termination of this Agreement and (B) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement in respect of an Acquisition Proposal, which Acquisition Proposal is subsequently consummated (provided that for purposes of this subsection (iv), each reference to “20% or more” or “80% or less” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%” or “less than 50%”, respectively), then the Company shall pay to Parent the Company Termination Fee by wire transfer of same-day funds (x) in the case of Section 9.04(b)(i), within two (2) Business Days after such termination, (y) in the case of Section 9.04(b)(ii), substantially concurrently with the termination of this Agreement pursuant to Section 8.01(h) (or no later than the next Business Day if such termination occurs on a day that is not a Business Day) and (z) in the case of Section 9.04(b)(iii), substantially concurrently with the consummation of such Acquisition Proposal. For the avoidance of doubt, any payment of the Company Termination Fee made by the Company under this Section 9.04(b) shall be payable only once with respect to this Section 9.04(b) and not in duplication, even though such payment of the Company Termination Fee may be payable under one or more provisions hereof.  In the event that Parent shall receive full payment of the Company Termination Fee pursuant to this Section 9.04(b), the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives shall have no further liability, whether pursuant to a claim at law or in equity, to Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Company Termination Fee), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination.

(c)          Notwithstanding anything to the contrary contained in this Agreement (including Section 8.02) or the Equity Commitment Letter, the parties hereto acknowledge and agree that:

(i)        in the event this Agreement is validly terminated pursuant to Section 8.01,  (A) the Company’s rights solely with respect to the Damages Commitment will be the sole and exclusive remedies of the Company and its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives (collectively, the “Company Related Parties”) against any of Parent, Merger Sub, and any of their respective direct or indirect equityholders (including the Equity Investor), directors, officers, employees, partners, Affiliates, advisors, agents or other Representatives (collectively, the “Parent Related Parties”) in respect of this Agreement, the transactions contemplated by this Agreement or any other agreements in connection herewith, the termination of this Agreement, or the failure to consummate the Merger or any claims or actions under Applicable Law arising out of any such breach, termination or failure and (B) the aggregate liability of  the Parent Related Parties under this Agreement or relating to the transactions contemplated hereby shall be limited to an amount equal to the amount of the Damages Commitment, and in no event shall any Company Related Party seek or be entitled to recover or obtain any money damages of any kind, including consequential, special, indirect or punitive damages, in excess of such amount, including with respect to or arising out of any Willful and Material Breach of this Agreement, the Equity Commitment Letter or the transactions contemplated hereby or thereby; provided, that in no event shall any Parent Related Party other than the Equity Investor (solely as and to the extent provided in the Equity Commitment Letter), Parent and Merger Sub have any liability for monetary damages to any Company Related Party; provided, further this Section 9.04(c)(i) shall not relieve Parent or its Affiliates from any liability for any breaches of the Confidentiality Agreement; and

(ii)         while each of the Company and Parent may pursue both a grant of specific performance or other equitable relief under Section 9.09 and the payment of monetary damages in accordance with the terms hereof or the Company Termination Fee under no circumstances shall the Company or Parent (or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives) be entitled to receive both (i) a grant of specific performance or other equitable relief that results in the Merger occurring and (ii) monetary damages or the payment of the Company Termination Fee in connection with this Agreement or any termination of this Agreement.

Section 9.05        Assignment; Benefit.  This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (a) the provisions of Article 2 (which, from and after the Effective Time, shall be for the express benefit of, and enforceable by, each holder of the Company Common Stock or Company Equity Awards as of the Effective Time) concerning payment of the Aggregate Merger Consideration, Section 6.11, Section 6.13, Section 6.17(e) and Section 8.02 and (b) if specific performance is denied by the applicable court specified in Section 9.09 after the Company has used reasonable best efforts to obtain such a remedy in court, subject to Section 9.04(c) and the last sentence of this Section 9.05, the right of the Company stockholders to seek any monetary damages (including, subject to Section 9.04(c), monetary damages based on a lost premium or loss of the economic benefit of the transactions contemplated by this Agreement to the Company stockholders). Notwithstanding anything herein to the contrary, the rights granted pursuant to clause (b) of this Section 9.05 and the provisions of Section 8.02 with respect to the recovery of monetary damages based on the losses suffered by the Company stockholders (including monetary damages based on a lost premium or the loss of the economic benefit of the transactions contemplated by this Agreement to the Company stockholders) shall only be enforceable on behalf of the Company stockholders by the Company in its sole and absolute discretion, as agent for the Company stockholders, it being understood and agreed that any and all interests in the recovery of such losses or any such claim shall attach to the shares of Company Common Stock and subsequently be transferred therewith.

Section 9.06       Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, including the applicable statute of limitations, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State or any other jurisdiction.

Section 9.07        Jurisdiction.  The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware, or if such federal court declines jurisdiction, any other court of the State of Delaware sitting in New Castle County (the “Delaware Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts in respect of any legal or equitable Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts.  Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law.

Section 9.08        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.09        Specific Performance.

(a)         The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such harm. The parties hereto agree that unless and until this Agreement is terminated in accordance with Section 8.01 and any dispute over the right to termination has been finally resolved, (i) the parties hereto shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any remedy to which they are entitled pursuant to Section 8.02 or Section 9.04, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement.  Notwithstanding anything to the contrary in this Agreement, the parties hereto further agree that unless and until this Agreement is terminated in accordance with Section 8.01 and any dispute over the right to termination has been finally resolved, the Company shall be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Parent’s and Merger Sub’s obligations to effect the Closing on the terms and conditions set forth herein and cause the Equity Financing to be funded to pay in cash all of the Equity Financing Purposes (including to cause Parent to enforce the obligations of the Equity Investor under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter). Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other of such parties has an adequate remedy at law or that any such injunction or award of specific performance or other equitable relief is not an appropriate remedy for any reason. The parties hereto further agree that (x) following the Company’s termination of this Agreement in accordance with Section 8.01, the Company shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to enforce specifically Parent’s and Merger Sub’s surviving obligations herein, including with respect to the payment of monetary damages under Section 8.02, and (ii) following Parent’s termination of this Agreement in accordance with Section 8.01, Parent shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to enforce specifically the Company’s surviving obligations herein, including with respect to the payment of monetary damages under Section 8.02 or the payments to which Parent is entitled under Section 9.04(b).

(b)          The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.09, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.09 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.09 shall require any party hereto to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 9.09 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Proceeding pursuant to this Section 9.09 or anything set forth in this Section 9.09 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

(c)          Notwithstanding anything herein to the contrary and for the avoidance of doubt, nothing in this Section 9.09 nor Section 9.04 shall limit in any way the remedies of the parties under the Confidentiality Agreement.

Section 9.10        Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such a determination, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.11        Parent Guarantee.  Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other transactions contemplated by this Agreement.  As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance.  As applicable, references in this Section 9.11 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.12        Entire Agreement; No Reliance; Access to Information.

(a)        This Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement, the Company Disclosure Schedule, the Support Agreements, and the Equity Commitment Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

(b)         Parent and Merger Sub agree that, except for the representations and warranties contained in Article 4 of this Agreement, the Company makes no other representations or warranties herein and hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing.  Without limiting the generality of the foregoing, and notwithstanding any otherwise express representations and warranties made by the parties in this Agreement, each of Parent and Merger Sub agrees that none of the Company or any of its Subsidiaries make or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in the electronic data room of the Company, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made in Article 4 of this Agreement.

(c)          Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the documents provided by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and received answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company contained in Article 4 of this Agreement.  Each of Parent and Merger Sub hereby acknowledges that there are uncertainties inherent in attempting to develop estimates, projections, forecasts, business plans and other forward-looking information with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and, for the avoidance of doubt, that Parent and Merger Sub will have no claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives with respect thereto.

(d)         The Company agrees that, except for the representations and warranties contained in Article 5 of this Agreement, neither Parent nor Merger Sub makes any other representations or warranties and each of Parent and Merger Sub hereby disclaim any other representations or warranties made by themselves or any of their respective Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing.

Section 9.13        Rules of Construction.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel.  Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

Section 9.14        Company Disclosure Schedule.  The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule to which such information reasonably relates on its face as though fully set forth in such other Section. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (a) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would have a Company Material Adverse Effect and (b) shall not be construed as an admission or indication by the Company of any non-compliance with, or breach or violation of, any third party rights (including any Intellectual Property), any Contract or agreement or any Applicable Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement.

Section 9.15       Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

OLO INC.

By:	/s/ Noah H. Glass

Name: Noah H. Glass

Title: Chief Executive Officer

PROJECT HOSPITALITY PARENT, LLC

By:	/s/ Hudson D. Smith Jr.

Name: Hudson D. Smith Jr.

Title: President

PROJECT HOSPITALITY MERGER SUB, INC.

By:	/s/ Hudson D. Smith Jr.

Name: Hudson D. Smith Jr.

Title: President

Signature Page to Agreement and Plan of Merger

EXHIBIT A

Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

OLO INC.

ARTICLE ONE

The name of the corporation is Olo Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19801.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of capital stock that the Corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value $0.01 per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation.  Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE EIGHT

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.  Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE NINE

The Corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE ELEVEN

The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.  To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.  If applicable law is amended after approval by the stockholders of this ARTICLE ELEVEN to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.  Any repeal or modification of this ARTICLE ELEVEN shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this ARTICLE ELEVEN in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

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EXHIBIT B

Form of By-laws of Surviving Corporation

SECOND AMENDED AND RESTATED BYLAWS

OF

OLO INC.

A Delaware corporation
(Adopted as of [●])

ARTICLE I
OFFICES

Section 1         Registered Office.  The registered office of the corporation in the State of Delaware shall be located at 1209 Orange Street, city of Wilmington, Delaware, 19801, County of New Castle.  The name of the corporation’s registered agent at such address shall be The Corporation Trust Company.  The registered office and/or registered agent of the corporation may be changed from time to time by action of the board of directors.

Section 2          Other Offices.  The corporation may also have offices at such other places, both within and without the State of Delaware, as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 1         Annual Meetings.  An annual meeting of the stockholders shall be held each year within one hundred twenty (120) days after the close of the immediately preceding fiscal year of the corporation for the purpose of electing directors and conducting such other proper business as may come before the meeting.  The date, time and place, if any, and/or the means of remote communication, of the annual meeting shall be determined by the president of the corporation; provided, however, that if the president does not act, the board of directors shall determine the date, time and place, if any, and/or the means of remote communication, of such meeting.  No annual meeting of stockholders need be held if not required by the certificate of incorporation or by the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2          Special Meetings.  Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships) and may be held at such time and place, within or without the State of Delaware, and/or by means of remote communication, as shall be stated in a written notice of meeting.  Such meetings may be called by the board of directors or the president only with five business days prior written notice (which notice period may not be waived) to the stockholders and shall be called by the president upon the written request of holders of shares entitled to cast not less than fifty percent (50%) of the votes at the meeting, which written request shall state the purpose or purposes of the meeting and shall be delivered to the president.  The date, time and place, if any, and/or the means of remote communication, if any, of any special meeting of stockholders shall be determined by the president of the corporation; provided, however, that if the president does not act, the board of directors shall determine the date, time and place, if any, and/or the means of remote communication, of such meeting.  On such written request, the president shall fix a date and time for such meeting within two days after receipt of a request for such meeting in such written request.

Section 3         Place of Meetings.  The board of directors may designate any place, either within or without the State of Delaware, and/or by means of remote communication, as the place of meeting for any annual meeting or for any special meeting called by the board of directors.  If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the principal executive office of the corporation.

Section 4         Notice.  Whenever stockholders are required or permitted to take any action at a meeting, written or printed notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the purpose or purposes, of such meeting, shall be given to each stockholder entitled to vote at such meeting and to each director not less than ten nor more than sixty (60) days before the date of the meeting.  All such notices shall be delivered, either personally, by mail, or by a form of electronic transmission consented to by the stockholder to whom the notice is given, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the corporation.  If given by electronic transmission, such notice shall be deemed to be delivered (a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (d) if by any other form of electronic transmission, when directed to the stockholder.  Any such consent shall be revocable by the stockholder by written notice to the corporation.  Any such consent shall be deemed revoked if (x) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (y) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent.  Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

Section 5          Stockholders List.  The officer who has charge of the stock ledger of the corporation shall make, at least ten days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, and/or (b) during ordinary business hours, at the principal place of business of the corporation.  In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation.  If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.  If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 6         Quorum.  The holders of a majority of the votes represented by the issued and outstanding shares of capital stock, entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders, except as otherwise provided by statute or by the certificate of incorporation.  If a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at the meeting, and entitled to vote at the meeting, may adjourn the meeting to another time and/or place.  When a quorum is once present to commence a meeting of stockholders, it is not broken by the subsequent withdrawal of any stockholders or their proxies.

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Section 7       Adjourned Meetings.  When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.  If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 8         Vote Required.  When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 9        Voting Rights.  Except as otherwise provided by the DGCL or by the certificate of incorporation of the corporation or any amendments thereto and subject to Section 2 of Article VI, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

Section 10       Proxies.  Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.  At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Section 11       Action by Written Consent.  Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of issued and outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded.  Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested or by reputable overnight courier service.  All consents properly delivered in accordance with this Section 11 of this Article II shall be deemed to be recorded when so delivered.  No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days after the earliest dated consent delivered to the corporation as required by this Section 11 of this Article II, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded.  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.  Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

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Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 12     Action by Telegram, Cablegram or Other Electronic Transmission Consent.  A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 12 of this Article II; provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (a) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (b) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission.  The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed.  No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the board of directors of the corporation.

ARTICLE III
DIRECTORS

Section 1       General Powers.  The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

Section 2       Number, Election and Term of Office.  The number of directors on the board of directors as of the date hereof is three.  Thereafter, the number of directors shall be established from time to time by resolution of the board of directors.  The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors.  The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III.  Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3         Removal and Resignation.  Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.  Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the certificate of incorporation, the provisions of this Section 3 of this Article III shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.  Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation.

Section 4       Vacancies.  Except as otherwise provided in the certificate of incorporation of the corporation, board vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.  Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

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Notwithstanding the foregoing, any such vacancy shall automatically reduce the authorized number of directors pro tanto, until such time as the holders of outstanding shares of capital stock who are entitled to elect the director whose office is vacant shall have exercised their right to elect a director to fill such vacancy, whereupon the authorized number of directors shall be automatically increased pro tanto.  Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

Section 5          Annual Meetings.  The annual meeting of each newly elected board of directors shall be held without notice (other than notice under these Bylaws) immediately after, and at the same place, if any, as the annual meeting of stockholders.

Section 6         Other Meetings and Notice.  Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place, if any, as shall from time to time be determined by resolution of the board of directors and promptly communicated to all directors then in office.  Special meetings of the board of directors may be called by or at the request of the president or at least one of the directors on at least 24 hours notice to each director, either personally, by telephone, by mail, telegraph, and/or by electronic transmission.  In like manner and on like notice, the president must call a special meeting on the written request of at least 2 of the directors promptly after receipt of such request.

Section 7         Quorum, Required Vote and Adjournment.  A majority of the total number of authorized directors shall constitute a quorum for the transaction of business.  The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors.  If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Except as otherwise required by the certificate of incorporation, each director shall be entitled to one vote.

Section 8       Committees.  The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the corporation, which to the extent provided in such resolution or these Bylaws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation, except as otherwise limited by law.  The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors.  Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

Section 9         Committee Rules.  Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee.  Unless otherwise provided in such a resolution, the presence of a majority of the members of the committee then in office shall be necessary to constitute a quorum.  In the event that a member and that member’s alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

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Section 10       Executive Committee.  The board of directors of the corporation may, by resolution adopted by a majority of the whole board, designate two directors to constitute an executive committee.  The executive committee, to the extent provided in the resolution, shall have and may exercise all of the authority of the board of directors in the management of the corporation, except that the committee shall have no authority in reference to amending the certificate of incorporation; adopting an agreement of merger or consolidation; recommending to the stockholders the sale, lease, or exchange of all or substantially all of the corporation’s property and assets; recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution; amending the Bylaws of the corporation; electing or removing directors or officers of the corporation or members of the executive committee; declaring dividends; or amending, altering, or repealing any resolution of the board of directors which, by its terms, provides that it shall not be amended, altered or repealed by the executive committee.  The board of directors shall have power at any time to fill vacancies in, to change the size or membership of and to discharge the executive committee.

Section 11       Audit Committee.  The audit committee shall consist of not fewer than two members of the board of directors as shall from time to time be appointed by resolution of the board of directors.  No member of the board of directors who is an affiliate of the corporation or an officer or an employee of the corporation or any subsidiary of the corporation shall be eligible to serve on the audit committee.  The audit committee shall review and, as it shall deem appropriate, recommend to the board internal accounting and financial controls for the corporation and accounting principles and auditing practices and procedures to be employed in the preparation and review of financial statements of the corporation.  The audit committee shall make recommendations to the board of directors concerning the engagement of independent public accountants to audit the annual financial statements of the corporation and the scope of the audit to be undertaken by such accountants.

Section 12       Compensation Committee.  The compensation committee shall consist of not fewer than two members of the board of directors as from time to time shall be appointed by resolution of the board of directors.  No member of the board of directors who is an affiliate of the corporation or an officer or an employee of the corporation or any subsidiary of the corporation shall be eligible to serve on the compensation committee.  The compensation committee shall review and, as it deems appropriate, recommend to the president and the board of directors policies, practices and procedures relating to the compensation of managerial and executive level employees and the establishment and administration of employee benefit plans.  The compensation committee shall have and exercise all authority under any employee stock option plans of the corporation as the committee described therein (unless the board of directors by resolution appoints any other committee to exercise such authority), and shall otherwise advise and consult with the officers of the corporation as may be requested regarding managerial personnel policies.

Section 13      Communications Equipment.  Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section 13 of this Article III shall constitute presence in person at the meeting.

Section 14       Waiver of Notice and Presumption of Assent.  Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting, except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.  Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the corporation immediately after the adjournment of the meeting.  Such right to dissent shall not apply to any member who voted in favor of such action.

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Section 15       Action by Written Consent.  Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board, or committee.  Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV
OFFICERS

Section 1         Number.  The officers of the corporation shall be elected by the board of directors and may consist of a chairman of the board, a vice chairman of the board, a president and chief executive officer, one or more vice-presidents, a chief operating officer, a chief financial officer, an executive vice president, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors.  Any number of offices may be held by the same person.  In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

Section 2       Election and Term of Office.  The officers of the corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be.  Vacancies may be filled or new offices created and filled at any meeting of the board of directors.  Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3        Removal.  Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 4         Vacancies.  Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

Section 5        Compensation.  Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the corporation.

Section 6         Chairman of the Board.  Subject to the powers of the board of directors, the chairman of the board shall be in the general and active charge of the entire business and affairs of the corporation and shall be its chief policy making officer.  The chairman of the board shall preside at all meetings of the board of directors and at all meetings of the stockholders and shall have such other powers and perform such other duties as may be prescribed by the board of directors or provided in these Bylaws.  Whenever the president is unable to serve, by reason of sickness, absence or otherwise, the chairman of the board shall perform all the duties and responsibilities and exercise all the powers of the president.

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Section 7       Vice-Chairman.  Whenever the chairman of the board is unable to serve, by reason of sickness, absence, or otherwise, the vice-chairman shall have the powers and perform the duties of the chairman of the board.  The vice-chairman shall have such other powers and perform such other duties as may be prescribed by the chairman of the board, the board of directors or these Bylaws.

Section 8          The President and Chief Executive Officer.  The president and chief executive officer shall be the chief executive officer of the corporation; in the absence of the chairman of the board, shall preside at all meetings of the stockholders and board of directors at which he or she is present; subject to the powers of the board of directors, and the chairman of the board, shall have general charge of the business, affairs and property of the corporation, and control over its officers, agents and employees; and shall see that all orders and resolutions of the board of directors are carried into effect.  The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the corporation.  The president shall have such other powers and perform such other duties as may be prescribed by the chairman of the board or the board of directors or as may be provided in these Bylaws.

Section 9        Chief Operating Officer.  The chief operating officer of the corporation, subject to the powers of the board of directors, shall engage in the general and active management of the business of the corporation; and shall see that all orders and resolutions of the board of directors are carried into effect.  The chief operating officer shall have such other powers and perform such other duties as may be prescribed by the chairman of the board, the president or the board of directors or as may be provided in these Bylaws.

Section 10       Chief Financial Officer.  The chief financial officer of the corporation shall, under the direction of the chief executive officer, be responsible for all financial and accounting matters and for the direction of the offices of treasurer and controller.  The chief financial officer shall have such other powers and perform such other duties as may be prescribed by the chairman of the board, the president or the board of directors or as may be provided in these Bylaws.

Section 11       Vice-presidents.  The vice-president, or if there shall be more than one, the vice-presidents in the order determined by the board of directors, shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president.  The vice-presidents shall also perform such other duties and have such other powers as the board of directors, the president or these Bylaws may, from time to time, prescribe.

Section 12     Secretary and Assistant Secretaries.  The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book or books to be kept for that purpose.  Under the president’s supervision, the secretary shall give, or cause to be given, all notices required to be given by these Bylaws or by law, shall have such powers and perform such duties as the board of directors, the president or these Bylaws may, from time to time, prescribe, and shall have custody of the corporate seal of the corporation.  The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such assistant secretary.  The board of directors may give general authority to any other officer to affix the seal of the corporation and to attest the affixing by his or her signature.  The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president, or secretary may, from time to time, prescribe.

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Section 13       Treasurer and Assistant Treasurer.  The treasurer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation; shall deposit all monies and other valuable effects in the name and to the credit of the corporation as may be ordered by the board of directors; shall cause the funds of the corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the corporation; and shall have such powers and perform such duties as the board of directors, the president or these Bylaws may, from time to time, prescribe.  If required by the board of directors, the treasurer shall give the corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the corporation.  The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer.  The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the president or treasurer may, from time to time, prescribe.

Section 14       Other Officers, Assistant Officers and Agents.  Officers, assistant officers and agents, if any, other than those whose duties are provided for in these Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

Section 15       Absence or Disability of Officers.  In the case of the absence or disability of any officer of the corporation and of any person hereby authorized to act in such officer’s place during such officer’s absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V
INDEMNIFICATION

Section 1       Directors and Executive Officers.  The corporation shall indemnify to the full extent permitted under and in any manner permitted under the DGCL or any other applicable law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a director or executive officer (for the purposes of this Article V, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the corporation, or while serving as a director or executive officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding, provided, however, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by applicable law, (ii) the proceeding was authorized in the specific case by the board of directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 4 of this Article V.

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Section 2       Other Officers, Employees and Agents.  The corporation shall have power to indemnify (including the power to advance expenses in a manner consistent with Section 3 of this Article V) its other officers, employees and agents as set forth in the DGCL or any other applicable law. The board of directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the board of directors shall determine.

Section 3       Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding, by reason of the fact that such person is or was a director or executive officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of Another Enterprise, prior to the final disposition of the Proceeding, promptly following request therefor, all expenses (including attorneys’ fees) incurred by any director or executive officer in connection with such Proceeding provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article V or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to Section 4 of this Article V, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any Proceeding, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the Proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

Section 4         Enforcement.  Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Article V shall be deemed to be contractual rights, shall vest when the person becomes a director or executive officer of the corporation, shall continue as vested contract rights even if such person ceases to be a director or executive officer of the corporation, and shall be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this Article V to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within 90 days of request therefor. To the fullest extent permitted by applicable law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any Proceeding, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the corporation.

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Section 5         Non-Exclusivity of Rights.  The rights conferred on any person by this Article V shall not be exclusive of any other right that such person may have or hereafter acquire under any applicable statute, provision of the certificate of incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

Section 6         Survival of Rights.  The rights conferred on any person by this Article V shall continue as to a person who has ceased to be a director, executive officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7        Insurance.  To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the board of directors, may purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to this Article V.

Section 8          Amendments.  Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V as in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding against any agent of the corporation.

Section 9       Saving Clause.  If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this Article V that shall not have been invalidated, or by any other applicable law. If this Article V shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent permitted under any other applicable law.

Section 10       Certain Definitions and Constructions of Terms.  For the purposes of Article V of these Bylaws, the following definitions and rules of construction shall apply:

(i) The term “Proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any Proceeding.

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(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “Another Enterprise” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation that imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article V.

ARTICLE VI
CERTIFICATES OF STOCK

Section 1          Form.  Notwithstanding anything else set forth herein, the stock of the corporation shall be and shall remain uncertificated.

Section 2        Fixing a Record Date for Stockholder Meetings.  In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty (60) nor less than ten days before the date of such meeting.  If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the board of directors may fix a new record date for the adjourned meeting.

Section 3         Fixing a Record Date for Action by Written Consent.  In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors.  If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded.  Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.  If no record date has been fixed by the board of directors and prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

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Section 4        Fixing a Record Date for Other Purposes.  In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 5          Registered Stockholders.  Prior to the surrender to the corporation of the certificate or certificates for a share or shares of stock with a request to record the transfer of such share or shares, the corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner.  The corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

Section 6          Subscriptions for Stock.  Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors.  Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series.  In case of default in the payment of any installment or call when such payment is due, the corporation may proceed to collect the amount due in the same manner as any debt due the corporation.

ARTICLE VII
GENERAL PROVISIONS

Section 1         Dividends.  Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law.  Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.  Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or any other purpose and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 2         Checks, Drafts or Orders.  All checks, drafts, or other orders for the payment of money by or to the corporation and all notes and other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

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Section 3         Contracts.  The board of directors may authorize any officer or officers, or any agent or agents, of the corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 4         Loans.  The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiary, including any officer or employee who is a director of the corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation.  The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.  Nothing contained in this Section 4 of Article VII shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Section 5          Fiscal Year.  The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 6        Corporate Seal.  The board of directors shall provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the corporation and the words “Corporate Seal, Delaware”.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Section 7          Voting Securities Owned By Corporation.  Voting securities in any other corporation held by the corporation shall be voted by the president, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer.  Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 8       Inspection of Books and Records.  Any stockholder of record, in person or by attorney or other agent, shall, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose the corporation’s stock ledger, a list of its stockholders, and its other books and records, and to make copies or extracts therefrom.  A proper purpose shall mean any purpose reasonably related to such person’s interest as a stockholder.  In every instance where an attorney or other agent shall be the person who seeks the right to inspection, the demand under oath shall be accompanied by a power of attorney or such other writing which authorizes the attorney or other agent to so act on behalf of the stockholder.  The demand under oath shall be directed to the corporation at its registered office in the State of Delaware or at its principal place of business.

Section 9      Section Headings.  Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 10        Inconsistent Provisions.  In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the certificate of incorporation, the DGCL or any other applicable law, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

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ARTICLE VIII
AMENDMENTS

These Bylaws may be amended, altered, or repealed and new Bylaws adopted at any meeting of the board of directors by a majority vote.  The fact that the power to adopt, amend, alter, or repeal the Bylaws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

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